Filed pursuant to Rule 424(b)(3)
Registration No. 333-163069

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.
SUPPLEMENT NO. 2, DATED MAY 22, 2013,
TO THE PROSPECTUS, DATED MAY 1, 2013

This prospectus supplement, or this Supplement No. 2, is part of the prospectus of American Realty Capital New York Recovery REIT, Inc., dated May 1, 2013, or the Prospectus, as supplemented by Supplement No. 1, dated May 15, 2013, or Supplement No. 1. This Supplement No. 2 supplements, modifies or supersedes certain information contained in our Prospectus and Supplement No. 1 and should be read in conjunction with the Prospectus and Supplement No. 1. This Supplement No. 2 will be delivered with the Prospectus and Supplement No. 1. Unless the context suggests otherwise, the terms “we,” “us” and “our” used herein refer to the Company, together with its consolidated subsidiaries.

The purpose of this Supplement No. 2 is to, among other things:

•	update Appendix C – 2 – Multi-Offering Subscription Agreement; and

•	attach our Quarterly Report on Form 10-Q for the period ended March 31, 2013 as Annex A.

PROSPECTUS UPDATES

Subscription Agreement

The form of multi-offering subscription agreement contained in Appendix C-2 of the Prospectus is hereby replaced with the revised form of multi-offering subscription agreement attached to this Supplement No. 2 as Appendix C-2. The revised form of multi-offering subscription agreement supersedes and replaces the prior form of multi-offering subscription agreement contained in the Prospectus.

Annex A

On May 10, 2013, we filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which is attached as Annex A to this Supplement No. 2.

1

SUBSCRIPTION AGREEMENT 10 ARC Daily NAV ARCT V ARC- HT II NYRR ARC Retail PE-ARC UDF IV ARC RFT BDCA ARC Global EFFECTIVE MAY 21, 2013 PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD. Multi-Offering SUBSCRIPTION AGREEMENT AN INVESTMENT IN THE OFFERINGS DESCRIBED HEREIN CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE DATE THE INVESTOR RECEIVED THE FINAL PROSPECTUS FOR EACH OFFERING. SUBSCRIPTIONS WILL BE EFFECTIVE ONLY UPON OUR ACCEPTANCE, AND WE RESERVE THE RIGHT TO REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART. IF REJECTED, ALL FUNDS SHALL BE RETURNED TO SUBSCRIBERS WITHOUT INTEREST AND WITHOUT DEDUCTION FOR ANY EXPENSES WITHIN TEN BUSINESS DAYS FROM THE DATE THE SUBSCRIPTION IS REJECTED. INVESTORS WILL RECEIVE A CONFIRMATION OF THEIR PURCHASE. INVESTORS IN ALABAMA, ARKANSAS, MARYLAND, MASSACHUSETTS OR TENNESSEE MAY NOT USE THIS MULTI-OFFERING SUBSCRIPTION AGREEMENT TO SUBSCRIBE FOR SHARES OF ANY OFFERING DESCRIBED HEREIN BUT INSTEAD SHOULD REFER TO THE SUBSCRIPTION AGREEMENT FOR EACH OFFERING. IN ORDER TO EXECUTE THIS SUBSCRIPTION AGREEMENT, YOU AND THE CO-OWNER (AS APPLICABLE) MUST COMPLETE SECTION 6A OF THIS AGREEMENT. IF YOU HAVE ANY QUESTIONS, PLEASE CALL YOUR REGISTERED REPRESENTATIVE OR REALTY CAPITAL SECURITIES, LLC (MEMBER FINRA/SIPC) AT 1-877-373-2522.

C-2-1

EFFECTIVE MAY 21, 2013: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

1

Please indicate which offering you wish to invest in and whether this purchase is an "initial investment" or an "additional investment."

☐ **Net of Commission Purchase ("NOCP"):** Check this box if you are eligible for a NOCP.

NOCPs are available to registered associates and other employees of soliciting broker/dealers, the above referenced REITs and their affiliates, participants in a wrap account or commission replacement account with approval for a discount by the broker/dealer, RIA, bank trust account, etc. Representative will not receive selling commission. Refer to prospectus for details.

Note: Investment subject to suitability standards, see the corresponding Prospectus for details.

* *Retail shares are sold to the public through broker dealers and are subject to applicable selling commissions and dealer manager fees (see prospectus for details).*

** *Institutional shares are sold through RIAs and broker dealers that are managing wrap or fee-based accounts and are subject to an annual platform fee equal to 70 basis points of net asset value (see prospectus for details).*

Investment		Investment Amount
☐ **American Realty Capital Global Trust, Inc. ("ARC Global")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment: Acct# ______	$ ______ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **American Realty Capital Daily Net Asset Value Trust, Inc. ("ARC Daily NAV")** ▸ State in which sale was made: ______	☐ Initial Investment: ☐ *Retail** (or) ☐ *Institutional*** ☐ Additional Investment: ☐ *Retail** (or) ☐ *Institutional*** Acct# ______	$ ______ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **American Realty Capital Trust V, Inc. ("ARCT V")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment: Acct# ______	$ ______ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **American Realty Capital Healthcare Trust II, Inc. ("ARC-HT II")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment: Acct# ______	$ ______ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **American Realty Capital New York Recovery REIT, Inc. ("NYRR")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment: Acct# ______	$ ______ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **American Realty Capital – Retail Centers of America, Inc. ("ARC Retail")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment: Acct# ______	$ ______ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **ARC Realty Finance Trust, Inc. ("ARC RFT")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment: Acct# ______	$ ______ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **Business Development Corporation of America ("BDCA")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment: Acct# ______	$ ______ ▸ *$1,000 minimum investment*
☐ **Phillips Edison – ARC Shopping Center REIT, Inc. ("PE–ARC")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment: Acct# ______	$ ______ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **United Development Funding IV ("UDF IV")‡** ▸ State in which sale was made: ______ ‡ *Stated share price of $20 per share*	☐ Initial Investment ☐ Additional Investment: Acct# ______	$ ______ ▸ *$2,500 minimum investment* ▸ *$1,000 minimum investment if purchased through IRA or other qualified account* ▸ *$1,000 minimum for additional investments*

Payment Method: Please indicate the method of payment: ☐ Check Enclosed ☐ Subscription amount wired ☐ Check/funding being sent by other third party

Payment Instructions: Please follow the instructions outlined below.

- **For custodial held accounts, such as IRAs and other qualified plans:** Checks should be made payable to the custodian and sent, with a completed copy of the Subscription Agreement, directly to the custodian who will forward them to the applicable address.
- **For all other investments:**
  - **For ARC Global** *(except ARC Global investors in PA)*, **ARC Daily NAV** *(except ARC Daily NAV investors in OH and PA)*, **ARCT V, ARC-HT II,** *(except ARC-HT II investors in PA and WA)* **ARC Retail** *(except ARC Retail investors in PA)*, **NYRR, ARC RFT** *(except ARC RFT investors in PA or WA)*, **BDCA, PE-ARC and UDF IV, make checks payable to the respective offering:** American Realty Capital Global Trust, Inc. (or) American Realty Capital Daily Net Asset Value Trust, Inc. (or) American Realty Capital Trust V, Inc. (or) American Realty Capital Healthcare Trust II, Inc. (or) American Realty Capital New York Recovery REIT, Inc. (or) American Realty Capital – Retail Centers of America, Inc. (or) ARC Realty Finance Trust, Inc. (or) Business Development Corporation of America (or) Phillips Edison – ARC Shopping Center REIT, Inc. (or) United Development Funding IV.
  - **For ARC Global investors in PA, make checks payable to:** UMB Bank, NA, Escrow Agent for American Realty Capital Global Trust, Inc.
  - **For ARC Retail investors in PA, make checks payable to:** UMB Bank, NA, Escrow Agent for American Realty Capital – Retail Centers of America, Inc.
  - **For ARC Daily NAV investors in OH and PA, make checks payable to:** UMB Bank, NA, Escrow Agent for American Realty Capital Daily Net Asset Value Trust, Inc.
  - **For ARC-HT II investors in PA and WA, make checks payable to:** UMB Bank, NA, Escrow Agent for America Realty Capital Healthcare Trust II, Inc.
  - **For ARC RFT investors in PA or WA, make checks payable to:** UMB Bank, NA, Escrow Agent for ARC Realty Finance Trust, Inc.

2 OWNERSHIP

IMPORTANT: Please choose one option, either within the "Non-Custodial Ownership" column, or within the "Custodial Ownership" column.

(1) Investors who qualify may elect Transfer on Death (TOD) registration for such investment account. TOD registration is designed to give an owner/investor of securities the option of a nonprobate transfer at death of the assets held in the account by designating proposed beneficiary(ies) to receive the account assets upon the owner/investor's death. TOD registration is available only for owner(s)/investor(s) who is (i) a natural person or (ii) two natural persons holding the account as Tenants by the Entirety or (iii) two or more natural persons holding the account as Joint Tenants with Right of Survivorship or (iv) a married couple holding the account as community property with right of survivorship. The following forms of ownership are ineligible for TOD registration: Tenants in Common, community property without survivorship, non-natural account owners (i.e., entities such as corporations, trusts or partnerships), and investors who are not residents of a state that has adopted the Uniform Transfer on Death Security Registration Act.

2a. Non-Custodial Ownership *(Non-Qualified)*

- ☐ **Individual** – *One signature required & initial.*
- ☐ **Joint Tenants with Right of Survivorship** – *All parties must sign & initial.*
- ☐ **Tenants in Common** – *All parties must sign & initial.*
- ☐ **Company or Corporation or Partnership** – *Authorized signature required. Include Corporate Resolution or Partnership Agreement, as applicable.*
- ☐ **Uniform Gift/Transfer to Minors Act (UGMA/UTMA)** – *Owner and custodian signature required.* State of ______ Custodian for ______
- ☐ **Estate** – *Personal representative signature required.* Name of Executor: ______ *Include a copy of the court appointment.*
- ☐ **Qualified Pension or Profit Sharing Plan*** – *Trustee or custodian signature required. Include plan documents.* Name of Trustee: ______
- ☐ **Trust** – *Trustee(s) signature(s) and copy of trust document or trust certificate required.*
- ☐ **Transfer on Death**(1) – *Must complete separate Transfer on Death Registration Form.*
- ☐ **Other** (Specify) – ______ *Include title and signature pages.*

2b. Custodial Ownership *(Qualified)*

- ☐ **Traditional IRA*** – *One signature required.*
- ☐ **Roll-Over IRA*** – *One signature required.*
- ☐ **Roth IRA*** – *One signature required.*
- ☐ **KEOGH Plan*** – *One signature required.*
- ☐ **Simplified Employee Pension/Trust (S.E.P.)***
- ☐ **Qualified Pension or Profit Sharing Plan*** – *Owner and custodian signature required.*
- ☐ **401(k)** *(Only available for ARC Daily NAV)*
- ☐ **Other** (Specify) – ______

* Investors who are plan participants under a registered IRA, Keogh, Qualified Pension Plan or Qualified Profit Sharing Plan program may be eligible to purchase such investment through such accounts. No representations are made, and the offeror disclaims any responsibility or liability to the plan custodian, plan administrators, plan participants, investors, or beneficiaries thereof as to the tax ramifications of such investment, the suitability or eligibility of such investment under the respective plan, or that such investment comports with ERISA, Internal Revenue Service or other governmental rules and regulations pertaining to such plan investments and rights thereunder. A separate private investment form or similar documentation from the Plan Custodian/ Administrator and plan participants/investors is required for investment through these types of accounts.

EFFECTIVE MAY 21, 2013: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

3

IMPORTANT: Send all paperwork directly to the custodian.

Note: This section is only for accounts specified in Section 2b and not for Custodial Accounts for Minors.

Custodial Ownership *(Must be completed by Custodian/Trustee for accounts identified in Section 2b)*

Name of Trust or Business Entity *(Does not apply to IRA accounts)*

Name of Custodian or Trustee

Mailing Address

City, State, Zip

Business Phone

Custodian/Trust/Business Entity Tax ID#

Account #

Name of Custodian or Other Administrator

4

IMPORTANT: Investor Information is required.

Note: Please provide all necessary corporate documents, partnership agreement, or trust powers (specified in Section 2) to establish authority to act.

Investor Information

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Account Owner

Date of Birth

Social Security Number or Taxpayer ID #

Legal Address (No P.O. Boxes)

City, State, Zip

Citizenship: *Please indicate Citizenship Status* ***(Required)***

☐ **U.S. Citizen** ☐ **Resident Alien** ☐ **Non-Resident Alien*** ☐ **Employee, Affiliate or Board Member**

NOTE: Any and all U.S. Taxpayers are required to complete W-9 form in Section 6b

* If non-resident alien, investor must submit the appropriate W-8 form (**W-8BEN, W-8ECI, W-8EXP or W-8IMY**) in order to make an investment. **(Again, if a foreign national who is, in fact, a U.S taxpayer, complete W-9 form.)**

Employer: ☐ RETIRED

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Joint Account Owner or Minor

Entity Name

Date of Birth

Social Security Number or Taxpayer ID#

If Non-U.S. Citizen, specify Country of Citizenship

Mailing Address (if different than legal address)

City, State, Zip

Home Phone

Business Phone

Government ID: ***(Foreign Citizens only)*** *Identification documents must have a reference number and photo. Please attach a photocopy.*

Place of Birth: ______________________________
City State/Province Country

Immigration Status: ☐ Permanent resident ☐ Non-permanent resident ☐ Non-resident

Check which type of document you are providing:

☐ US Driver's License ☐ INS Permanent resident alien card ☐ Passport with U.S. Visa

☐ Employment Authorization Document ☐ Passport without U.S. Visa Bank Name (required): ______________

Account No. (required): ______________

☐ Foreign national identity documents Bank Name (required): ______________

Phone No. (required): ______________

Number for the document checked above and country of issuance: ______________

CALIFORNIA INVESTORS: ALL CERTIFICATES REPRESENTING SHARES WHICH ARE SOLD IN THE STATE OF CALIFORNIA WILL BEAR THE FOLLOWING LEGEND CONDITIONS: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS FOR THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES. *Any subscriber seeking to purchase shares pursuant to a discount offered by us must submit such request in writing and set forth the basis for the request. Any such request will be subject to our verification.*

EFFECTIVE MAY 21, 2013: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

5

Complete this section to enroll in the Distribution Reinvestment Plan or to elect how you wish to receive your distributions.[1]

Note: Qualified accounts may not direct distributions without the custodian's approval. Please also note that all custodial account distributions not reinvested pursuant to the distribution reinvestment plan will be directed to the custodian.

Footnotes:

1 *Distributions may be funded from borrowings, offering proceeds, or proceeds from the sale of assets, which may constitute a return of capital and significantly reduce the amount of capital available for investment by each program. Any capital returned to investors through distributions will be returned after certain fees and expenses are paid to the sponsor of this offering or its affiliates.*

2 *Ohio investors cannot participate in the Distribution Reinvestment Plan feature that reinvests distributions into subsequent affiliated programs.*

3 *We request that an investor who elects to have distributions reinvested notify the applicable program and the broker-dealer in writing if at any time during his or her participation in the distribution reinvestment plan, there is any material change in the stockholder's financial condition or inaccuracy of any representation under the subscription agreement for such stock-holder's initial purchase of our shares.*

4 *I authorize American Realty Capital Global Trust, Inc., American Realty Capital Daily Net Asset Value Trust, Inc., American Realty Capital Trust V, Inc., American Realty Capital Healthcare Trust II, Inc., American Realty Capital New York Recovery REIT, Inc., American Realty Capital – Retail Centers of America, Inc., ARC Realty Finance Trust, Inc., Business Development Corporation of America, Phillips Edison – ARC Shopping Center REIT Inc., United Development Funding IV or its agent, American National Stock Transfer, LLC, by or through a third party provider, (as applicable, the "Issuer") to deposit my distribution/dividend to my checking or savings account. This authority will remain in force until I notify the Issuer in writing to cancel it. If the Issuer deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit. The above services cannot be established without a pre-printed voided check. For electronic funds transfers, signatures of bank account owners are required exactly as they appear on the bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below. Investors' ability to sell shares pursuant to the Share Repurchase Program is subject to numerous restrictions. The Share Repurchase Program may be suspended or terminated at ay time and individual requests for redemption may not be honored. Investors may not be able to sell their shares.*

Distributions

AMERICAN REALTY CAPITAL GLOBAL TRUST, INC.

- *I hereby subscribe for Shares of American Realty Capital Global Trust, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.

- *I hereby subscribe for Shares of American Realty Capital Daily Net Asset Value Trust, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

AMERICAN REALTY CAPITAL TRUST V, INC.

- *I hereby subscribe for Shares of American Realty Capital Trust V, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

AMERICAN REALTY CAPITAL HEALTHCARE TRUST II, INC.

- *I hereby subscribe for Shares of American Realty Capital Healthcare Trust II, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

- *I hereby subscribe for Shares of American Realty Capital New York Recovery REIT, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

- *I hereby subscribe for Shares of American Realty Capital – Retail Centers of America, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

ARC REALTY FINANCE TRUST, INC.

- *I hereby subscribe for Shares of ARC Realty Finance Trust, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

- *I hereby subscribe for Shares of Business Development Corporation of America and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

PHILLIPS EDISON – ARC SHOPPING CENTER REIT, INC.

- *I hereby subscribe for Shares of Phillips Edison – ARC Shopping Center REIT, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Dividend Reinvestment Plan**[3] *Investor elects to participate in the Dividend Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

UNITED DEVELOPMENT FUNDING IV

- *I hereby subscribe for Shares of United Development Funding IV and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

5a

Please complete this section if you should wish to direct distributions (non-custodial accounts) to the registered owner's checking or savings account or to a party other than the registered owner.

Name of Third Party Financial Institution ______________________

Mailing Address ______________________

City, State, Zip ______________________

Account # ______________________

Bank's ABA/Routing # ______________________

☐ **Checking Account** *(must enclose voided check)* ☐ **Savings Account** *(subject to bank verification)*

ELECTRONIC DELIVERY ELECTION

Electronic Delivery of stockholder communication is available and if you would prefer to receive such communications and statements electronically, please affirmatively elect to do so by checking the offering for which you elect to receive the electronic delivery of stockholder communications and statement notifications, and signing below where indicated:

☐ **American Realty Capital Global Trust, Inc.** ☐ **American Realty Capital Daily Net Asset Value Trust, Inc.** ☐ **American Realty Capital Trust V, Inc.**

☐ **American Realty Capital Healthcare Trust II, Inc.** ☐ **American Realty Capital New York Recovery REIT, Inc.** ☐ **American Realty Capital – Retail Centers of America, Inc.**

☐ **ARC Realty Finance Trust, Inc.** ☐ **Business Development Corporation of America** ☐ **Phillips Edison – ARC Shopping Center REIT, Inc.**

☐ **United Development Funding IV**

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) e-mail stockholder communications to you directly or (ii) make them available on each offering's respective Web site and notify you by e-mail when such documents are available and how to access the documents.

You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials.

Sign below if you consent to the electronic delivery of documents including annual reports, proxy materials, and any other documents that may be required to be delivered under federal or state securities laws as well as account-specific information such as quarterly account statements or tax information. Your consent will be effective until you revoke it. In addition, by consenting to electronic access, you will be responsible for your customary Internet Service Provider charges in connection with access to these materials. E-mail address in the section below is required. Please carefully read the following representations before consenting to receive documents electronically. By signing this box and consenting to receive documents electronically, you represent the following: **(a)** I acknowledge that access to both Internet e-mail and the World Wide Web is required in order to access documents electronically. I may receive by e-mail notification the availability of a document in electronic format. The notification e-mail will contain a web address (or hyperlink) where the document can be found. By entering this address into my web browser, I can view, download and print the document from my computer. I acknowledge that there may be costs associated with the electronic access, such as usage charges from my Internet provider and telephone provider, and that these costs are my responsibility. **(b)** I acknowledge that documents distributed electronically may be provided in Adobe's Portable Document Format (PDF). The Adobe Reader® software is required to view documents in PDF format. The Reader software is available free of charge from Adobe's web site at www.adobe.com . The Reader software must be correctly installed on my system before I will be able to view documents in PDF format. Electronic delivery also involves risks related to system or network outage that could impair my timely receipt of or access to stockholder communications. **(c)** I acknowledge that I may receive at no cost from the respective offering(s) a paper copy of any documents delivered electronically by calling Realty Capital Securities, LLC at 877-373-2522 from 9:00 am to 5:00 pm EST Monday-Friday. **(d)** I acknowledge that if the e-mail notification is returned to the respective offering(s) as "undeliverable", a letter will be mailed to me with instructions on how to update my e-mail address to begin receiving communication via electronic delivery. I further understand that if the respective offering(s) is/are unable to obtain a valid e-mail address for me, the respective offering(s) will resume sending a paper copy of its filings by U.S. mail to my address of record. **(e)** I acknowledge that my consent may be updated or cancelled, including any updates in e-mail address to which documents are delivered, at any time by calling Realty Capital Securities, LLC at 877-373-2522 from 9:00 am to 5:00 pm EST Monday-Friday.

Owner Signature ______________________ Date (mm/dd/yyyy) __________

Co-Owner Signature (if applicable) ______________________ Date (mm/dd/yyyy) __________

Joint Accounts: If your Social Security number is the primary number on a joint account and you opt-in to electronic delivery, each consenting stockholder must have access to the e-mail account provided.

My e-mail address is ______________________

Your e-mail address will be held in confidence and used only for matters relating to your investments.

EFFECTIVE MAY 21, 2013: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

6

IMPORTANT: Please carefully read and separately initial each of the representations. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

NOTE: ***Investors in Alabama, Arkansas, Maryland, Massachusetts, or Tennessee may not use this multi-offering subscription agreement to subscribe for shares of any offering described herein but instead should refer to the subscription agreement for each offering.***

Subscriber Acknowledgements & Signatures The undersigned (or in the case of fiduciary accounts, the person authorized to sign on each subscriber's behalf) further acknowledges and/or represents the following: **(you must initial ALL appropriate representations below)**	**Owner**	**Co-Owner**
For Investors of ALL Offerings:		
Represents that I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and estimate that (without regard to investment in the applicable offering) I (we) have gross income due in the current year of at least $70,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000 or such higher suitability as may be required by certain states and set forth in the "Investor Suitability Standards" section of the applicable Prospectus; in the case of sales to fiduciary accounts, suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares of any offering.		
California residents only: In addition to the suitability requirements described above, investors' maximum investment in an Issuer's shares will be limited to 10% of the investor's net worth *(exclusive of home, home furnishings and automobiles)*.		
Kansas residents only: In addition to the suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth in an Issuer's shares and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth *(total assets minus total liabilities)* that is comprised of cash, cash equivalents and readily marketable securities.		
Michigan residents only: A Michigan investor cannot invest more than 10% of their net worth in each Issuer.

6 Continued Subscriber Acknowledgements & Signatures (Continued) (you must initial ALL appropriate representations below) Owner Co-Owner For Investors of ALL Offerings (Continued): Missouri residents only: In addition to the suitability requirements described above, no more than ten percent (10%) of any one (1) Missouri investor’s liquid net worth shall be invested in the securities registered by the Issuer for any offering with the Securities Division. For American Realty Capital Global Trust, Inc. (“ARC Global”) Investors Only: I/we have received the final prospectus of ARC Global at least five (5) business days prior to the date of this subscription agreement. I/we am/are purchasing shares for my/our own account. I/we acknowledge that shares are not liquid. If an affiliate of ARC Global, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale. Kentucky residents only: In addition to the suitability requirements described above, investors’ maximum investment in the ARC Global shares will be limited to 10% of the investor’s liquid net worth. Ohio, Oregon, Washington, New Jersey and New Mexico residents only: In addition to the suitability requirements described above, the investor’s maximum investment in ARC Global and its affiliates cannot exceed 10% of the Oregon, Washington, New Jersey or New Mexico resident’s net worth. An Ohio investor’s aggregate investment in the ARC Global shares, shares of our affiliates, and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities. Pennsylvania residents only: A Pennsylvania investor’s maximum investment in the ARC Global offering cannot exceed 10% of his or her net worth. ARC Global will not release Pennsylvania subscriptions from escrow until it has received $75,000,000 in subscriptions from other jurisdictions. Iowa residents only: The maximum investment allowable in ARC Global or its affiliates is 10% of an Iowa investor’s liquid net worth. Liquid net worth is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities, but excluding IRA assets owned or held by investors. North Dakota residents only: North Dakota investors must represent that, in addition to the general suitability standards listed above, they have a net worth of at least ten times their investment in the ARC Global offering. Nebraska residents only: Investors must have either (a) a net worth of $350,000 or (b) a net worth of $100,000 and an annual income of $70,000. The investor’s maximum investment in ARC Global should not exceed 10% of the investor’s net worth. Maine residents only: The Maine Office of Securities recommends that an investor’s aggregate investment in the ARC Global offering and similar direct participation investments not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities. Texas residents only: A Texas investor must have had, during the last tax year, or estimate that the Texas investor will have, during the current tax year: (a) a minimum annual gross income of $100,000 and a minimum net worth of $100,000; or (b) a minimum net worth of at least $250,000. Net worth shall be determined exclusive of home, home furnishings and automobiles. The investor’s maximum investment in the ARC Global offering shall not exceed 10% of the investor’s liquid net worth. For American Realty Capital Daily Net Asset Value Trust, Inc. (“ARC Daily NAV”) Investors Only: I/we acknowledge receipt of the final Prospectus of ARC Daily NAV, not less than five (5) business days prior to the signing of this Subscription Agreement. I/we am/are purchasing shares for my/our own account. I/we acknowledge that shares are not liquid. If an affiliate of ARC Daily NAV, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale. Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the ARC Daily NAV offering not to exceed 10% of the Kentucky investor’s liquid net worth.

C-2-6

6 Continued

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	Owner	Co-Owner
For American Realty Capital Daily Net Asset Value Trust, Inc. ("ARC Daily NAV") Investors Only *(Continued)*:		
Ohio, Iowa, Oregon, Washington and New Mexico residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in ARC Daily NAV and its affiliates cannot exceed 10% of the Iowa, Oregon, Washington or New Mexico resident's net worth. An Ohio investor's aggregate investment in ARC Daily NAV shares, shares of its affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth *(total assets exclusive of home, home furnishings, and automobiles minus total liabilities)* that is comprised of cash, cash equivalents and readily marketable securities. For Ohio investors, ARC Daily NAV will not release subscriptions from escrow until it has received $20,000,000 in subscriptions in other jurisdictions.		
North Dakota residents only: North Dakota investors must represent that, in addition to the general suitability standards listed above, they have a net worth of at least ten times their investment in the ARC Daily NAV offering.		
Nebraska residents only: Investors must have either (a) a net worth of $350,000 or (b) a net worth of $100,000 and an annual income of $70,000. The investor's maximum investment in ARC Daily NAV should not exceed 10% of the investor's net worth *(exclusive of home, auto and home furnishings)*.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in the ARC Daily NAV offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		
Texas residents only: An investor must have had, during the last tax year, or estimate that the investor will have during the current tax year, (a) a minimum net worth of $100,000 and a minimum annual gross income of $100,000, or (b) a minimum net worth of $500,000. The investor's maximum investment in the ARC Daily NAV offering shall not exceed 10% of the investor's liquid net worth.		
Pennsylvania residents only: A Pennsylvania investor's maximum investment in the ARC Daily NAV offering cannot exceed 10% of his or her net worth. ARC Daily NAV will not release Pennsylvania subscriptions from escrow until it has received $75,000,000 in subscriptions from other jurisdictions.		
For American Realty Capital Trust V, Inc. ("ARCT V") Investors Only:		
I/we acknowledge receipt of the final Prospectus of ARCT V, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/we am/are purchasing shares for my/our own account.		
I/we acknowledge that shares are not liquid.		
If an affiliate of ARCT V, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the ARCT V offering not to exceed 10% of the Kentucky investor's liquid net worth.		
Kansas residents only: In addition to the suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth, in the aggregate, in ARCT V shares and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
California residents only: In addition to the general suitability requirements described above, California investors' maximum investment in ARCT V shares will be limited to 10% of their net worth *(exclusive of home, home furnishings and automobile)*.		
Missouri residents only: In addition to the general suitability requirements described above, no more than ten percent (10%) of any one (1) Missouri investor's liquid net worth shall be invested in the shares in the ARCT V offering as registered with the Securities Division.		
Nebraska residents only: Investments must have either (a) a minimum net worth of $100,000 and an annual income of $70,000 or (b) a minimum net worth of $350,000. The investor's maximum in investment in ARCT V and its affiliates cannot exceed 10% of the investor's net worth.		
Ohio, Oregon and New Mexico residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in ARCT V and its affiliates cannot exceed 10% of the Oregon or New Mexico resident's net worth. An Ohio investor's aggregate investment in ARCT V shares, shares of its affiliates, and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.		

EFFECTIVE MAY 21, 2013: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

6 *Continued*

EFFECTIVE MAY 21, 2013: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	**Owner**	**Co-Owner**

For American Realty Capital Trust V, Inc. ("ARCT V") Investors Only *(Continued)*:		
Pennsylvania residents only: A Pennsylvania investor cannot invest more than 10% of his or her net worth in ARCT V.		
Iowa residents only: The maximum investment allowable in ARCT V or its affiliates is 10% of an Iowa investor's liquid net worth. Liquid net worth is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities, but excluding IRA assets owned or held by investors.		
North Dakota residents only: North Dakota investors must represent that, in addition to the general suitability standards listed above, they have a net worth of at least ten times their investment in the ARCT V offering.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in the ARCT V offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		
New Jersey residents only: Investors who reside in the state of New Jersey must have either (i) a minimum liquid net worth of $100,000 and a minimum annual gross income of not less than $85,000 or (ii) a minimum liquid net worth of $350,000. Additionally, a New Jersey investor's total investment in ARCT V, its affiliates and in other non-traded real estate investment trusts shall not exceed 10% of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that consists of cash, cash equivalents, and readily marketable securities.		

For American Realty Capital Healthcare Trust II, Inc. ("ARC-HT II") Investors Only:		
I/we acknowledge receipt of the final Prospectus of ARC-HT II, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/we am/are purchasing shares for my/our own account.		
I/we acknowledge that shares are not liquid.		
If an affiliate of ARC-HT II, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Nebraska residents only: Investors must have either (a) a net worth of $350,000 or (b) a net worth of $100,000 and an annual income of $70,000. The investor's maximum investment in ARC-HT II should not exceed 10% of the investor's net worth		
Ohio, Oregon and New Mexico residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in ARC-HT II and its affiliates cannot exceed 10% of the Oregon or New Mexico resident's net worth. It shall be unsuitable for an Ohio investor's aggregate investment in shares of ARC-HT II, its affiliates and in other non-traded real estate investment trusts to exceed ten percent (10%) of his, her or its liquid net worth. "Liquid net worth" shall be defined as that portion of net worth (total assets exclusive of primary residence, home furnishings and automobiles minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Pennsylvania residents only: A Pennsylvania investor cannot invest more than 10% of their net worth in ARC-HT II. ARC-HT II cannot accept subscriptions from Pennsylvania residents until it raises $85,000,000 from other jurisdictions.		
Iowa residents only: The maximum investment allowable in ARC-HT II or its affiliates is 10% of an Iowa investor's liquid net worth. Liquid net worth is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
New Jersey residents only: A New Jersey investor must have either (a) a minimum liquid net worth of $100,000 and an annual income of $85,000 or (b) a minimum liquid net worth of $350,000. In addition, a New Jersey investor's total investment in the ARC-HT II offering and in other non-traded real estate investment trusts shall not exceed 10% of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles, minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the ARC-HT II offering not to exceed 10% of the Kentucky investor's liquid net worth.		
California residents only: In addition to the general suitability requirements described above, California investors' maximum investment in ARC-HT II shares shall not exceed 10% of the investor's net worth *(exclusive of home, home furnishings and automobile)*.

6 Continued Subscriber Acknowledgements & Signatures (Continued) (you must initial ALL appropriate representations below) Owner Co-Owner For American Realty Capital Healthcare Trust II, Inc. (“ARC-HT II”) Investors Only (Continued): North Dakota residents only: North Dakota investors must represent that, in addition to the general suitability standards listed above, they have a net worth of at least ten times their investment in the ARC-HT II offering. Maine residents only: The Maine Office of Securities recommends that an investor’s aggregate investment in the ARC-HT II offering and similar direct participation investments not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities. Texas residents only: An investor must have had, during the last tax year, or estimate that the investor will have during the current tax year, (a) a minimum net worth of $100,000 and a minimum annual gross income of $100,000, or (b) a minimum net worth of $500,000. The investor’s maximum investment in the ARC-HT II offering shall not exceed 10% of the investor’s liquid net worth Washington residents only: ARC-HT II cannot accept subscriptions from Washington residents until it raises $10,000,000 from other jurisdictions. For American Realty Capital New York Recovery REIT, Inc. (“NYRR”) Investors Only: I/we acknowledge receipt of the final Prospectus of NYRR, not less than five (5) business days prior to the signing of this Subscription Agreement. I/we am/are purchasing shares for my/our own account. I/we acknowledge that shares are not liquid. If an affiliate of NYRR, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale. Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the NYRR offering not to exceed 10% of the Kentucky investor’s liquid net worth. Ohio, Iowa, Oregon, Washington and New Mexico residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor’s maximum investment in NYRR and its affiliates cannot exceed 10% of the Iowa, Oregon, Washington or New Mexico resident’s net worth. An Ohio investor’s aggregate investment in NYRR shares, shares of its affiliates, and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. ‘‘Liquid net worth’’ is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities. Pennsylvania Residents only: A Pennsylvania investor’s maximum investment in the NYRR offering cannot exceed 10% of his or her net worth. Nebraska residents only: Investors must have either (a) a net worth of $350,000 (exclusive of home, auto and home furnishings) or (b) a net worth of $100,000 (exclusive of home, auto and home furnishings) and an annual income of $70,000. The investors’ maximum investment in NYRR should not exceed 10% of the investor’s net worth (exclusive of home, auto and home furnishings). North Dakota residents only: North Dakota investors must represent that, in addition to the general suitability standards listed above, they have a net worth of at least ten times their investment in the NYRR offering. For American Realty Capital – Retail Centers of America (“ARC Retail”) Investors Only: I/we acknowledge receipt of the final Prospectus of ARC Retail, not less than five (5) business days prior to the signing of this Subscription Agreement. I/we am/are purchasing shares for my/our own account. I/we acknowledge that shares are not liquid. If an affiliate of ARC Retail, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale. Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the ARC Retail offering not to exceed 10% of the Kentucky investor’s liquid net worth.

C-2-9

6 *Continued*

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	Owner	Co-Owner
For American Realty Capital – Retail Centers of America ("ARC Retail") Investors Only *(Continued)*:		
Ohio, Iowa, Oregon, Washington and New Mexico residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in ARC Retail and its affiliates cannot exceed 10% of the Iowa, Oregon, Washington or New Mexico resident's net worth. An Ohio investor's aggregate investment in ARC Retail shares, shares of its affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles *minus* total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Pennsylvania residents only: A Pennsylvania investor's maximum investment in the ARC Retail offering cannot exceed 10% of his or her net worth. ARC Retail will not release Pennsylvania subscriptions from escrow until it has received $75,000,000 in subscriptions from other jurisdictions.		
Nebraska residents only: Investments must have either (a) a minimum net worth of $100,000 and an annual income of $70,000 or (b) a minimum net worth of $350,000. The investor's maximum in investment in ARC Retail and its affiliates cannot exceed 10% of the investor's net worth.		
North Dakota residents only: North Dakota investors must represent that, in addition to the general suitability standards listed above, they have a net worth of at least ten times their investment in the ARC Retail offering.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in the ARC Retail offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		
For ARC Realty Finance Trust ("ARC RFT") Investors Only:		
I/we acknowledge receipt of the final Prospectus of ARC RFT, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/we am/are purchasing shares for my/our own account.		
I/we acknowledge that shares are not liquid.		
If an affiliate of ARC RFT, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the ARC RFT offering not to exceed 10% of the Kentucky investor's liquid net worth.		
Ohio, Oregon and New Mexico residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in ARC RFT and its affiliates cannot exceed 10% of the Oregon or New Mexico resident's net worth. An Ohio investor's aggregate investment in ARC RFT, shares of its affiliates, and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.		
Pennsylvania residents only: A Pennsylvania investor cannot invest more than 10% of his or her net worth in ARC RFT. ARC RFT cannot accept subscriptions from Pennsylvania residents until it raises $100,000,000 from other jurisdictions.		
Iowa residents only: The maximum investment allowable in ARC RFT or its affiliates is 10% of an Iowa investor's liquid net worth. Liquid net worth is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
New Jersey residents only: A New Jersey investor must have either, (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of at least $350,000. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, a New Jersey investor's investment in ARC RFT, shares of its affiliates and other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth.		
Nebraska residents only: Investors must have either (a) a minimum net worth of $100,000 and an annual income of $70,000 or (b) a minimum net worth of $350,000. The investor's maximum investment in ARC RFT and its affiliates cannot exceed 10% of the investor's net worth.		

EFFECTIVE MAY 21, 2013: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

6 Continued Subscriber Acknowledgements & Signatures (Continued) (you must initial ALL appropriate representations below) Owner Co-Owner For ARC Realty Finance Trust (“ARC RFT”) Investors Only (Continued): Maine residents only: The Maine Office of Securities recommends that an investor’s aggregate investment in the ARC RFT offering and similar direct participation investments not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities. North Dakota residents only: Shares will only be sold to residents of North Dakota representing that they have a net worth of at least ten times their investment in ARC RFT and that they meet one of the general suitability standards described above. Washington residents only: ARC RFT cannot accept subscriptions from Washington residents until it raises $10,000,000 from other jurisdictions. For Business Development Corporation of America (“BDCA”) Investors Only: I/we acknowledge receipt of the final Prospectus of BDCA, not less than five (5) business days prior to the signing of this Subscription Agreement. I/we am/are purchasing shares for my/our own account. I/we acknowledge that shares are not liquid. If an affiliate of BDCA, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale. By signing below, you also acknowledge that: • You do not expect to be able to sell your shares regardless of how BDCA performs. • If you are able to sell your shares, you will likely receive less than your purchase price. • BDCA does not intend to list the shares on any securities exchange during the offering period or for what may be a significant time thereafter, and it does not expect a secondary market in the shares to develop. • Although BDCA has implemented a share repurchase program, only a limited number of shares are eligible for repurchase. Any such repurchases will be at a 7.5% discount to the current offering price in effect on the date of repurchase. BDCA may suspend or terminate its share repurchase program at any time. • You may not have access to the money you invest for an indefinite period of time until BDCA completes a liquidity event. Moreover, there is no assurance that BDCA will ever complete a liquidity event. • An investment in the shares is not suitable for you if you need access to the money you invest. • Because you will be unable to sell your shares, you will be unable to reduce your exposure on any market downturn. • Distributions may be funded from offering proceeds or borrowings, which may constitute a return of capital and reduce the amount of capital available to BDCA for investment. Any capital returned to stockholders through distributions will be distributed after payment of fees and expenses. Arizona residents only: The term of the BDCA offering shall be effective for a period of one year with the ability to renew for additional periods of one year. Iowa, Kentucky and New Jersey residents only: Investors must have either (a) a liquid net worth of $85,000 and annual gross income of $85,000 or (b) a liquid net worth of $300,000. Additionally, an Iowa investor’s total investment in BDCA shall not exceed 10% of his or her net worth. Oregon residents only: In addition to the general suitability requirements described above, the investor’s maximum investment in BDCA shares and shares of its affiliates shall not exceed 10% of his or her net worth. Maine residents only: The Maine Office of Securities recommends that an investor’s aggregate investment in the BDCA offering and other similar offerings not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities. Nebraska residents only: Nebraska investors must meet the following suitability standards: (i) either (a) an annual gross income of at least $100,000 and a net worth of at least $350,000, or (b) a net worth of at least $500,000; and (ii) investor will not invest more than 10% of their net worth in BDCA. For such investors, net worth should not include the value of one’s home, home furnishings or automobiles. Idaho residents only: Investors who reside in the state of Idaho must have either (a) a liquid net worth of $85,000 and annual gross income of $85,000 or (b) a liquid net worth of $300,000. Additionally, an Idaho investor’s total investment in BDCA shall not exceed 10% of his or her liquid net worth. (The calculation of liquid net worth shall include only cash plus cash equivalents. Cash equivalents include assets which may be convertible to cash within one year.) North Dakota residents only: BDCA shares will only be sold to residents of North Dakota representing that their investment will not exceed 10% of his or her net worth and that they meet one of the established suitability standards.

C-2-11

6 Continued Subscriber Acknowledgements & Signatures (Continued) (you must initial ALL appropriate representations below) Owner Co-Owner For Business Development Corporation of America (“BDCA”) Investors Only (Continued): Texas residents only: Investors who reside in the state of Texas must have either (i) a minimum of $100,000 annual gross income and a liquid net worth of $100,000; or (ii) a liquid net worth of $250,000 irrespective of gross annual income. Additionally, a Texas investor’s total investment in BDCA shall not exceed 10% of his or her liquid net worth. For this purpose, liquid net worth is determined exclusive of home, home furnishings and automobiles. Oklahoma residents only: Purchases by Oklahoma investors in BDCA should not exceed 10% of their net worth (excluding home, home furnishings and automobiles). North Carolina residents only: Investors who reside in the state of North Carolina must have either (i) a minimum liquid net worth of $85,000 and minimum annual gross income of $85,000 or (ii) a minimum liquid net worth of $300,000. Ohio residents only: In addition to the suitability standards above, the state of Ohio requires that each Ohio investor will limit his or her investment in BDCA common stock to a maximum of 10% of his or her net worth. New Mexico residents only: In addition to the suitability standards above, the state of New Mexico requires that an investment by an New Mexico resident in BDCA, its affiliates and in other non-traded business development companies will not exceed 10% of the investor’s net worth. For Phillips Edison – ARC Shopping Center REIT, Inc. (“PE–ARC”) Investors Only: Acknowledges receipt, not less than five (5) business days prior to the signing of this Subscription Agreement, of the final Prospectus of PE-ARC. I/we am/are purchasing shares for my/our own account. I/we acknowledge that shares are not liquid. If an affiliate of PE-ARC, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale. Nebraska residents only: Investors must have either (a) a net worth of $350,000 (exclusive of home, auto and home furnishings) or (b) a net worth of $100,000 (exclusive of home, auto and home furnishings) and an annual income of $70,000. The investors’ maximum investment in PE-ARC should not exceed 10% of the investor’s net worth (exclusive of home, auto and home furnishings). Maine, Ohio, Iowa, Oregon, Pennsylvania and Washington residents only: Investors must have either (a) a minimum net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000. The investor’s maximum investment in PE-ARC and its affiliates cannot exceed 10% of the Maine, Ohio, Iowa, Oregon, Pennsylvania or Washington resident’s net worth. Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the PE-ARC offering not to exceed 10% of the Kentucky investor’s liquid net worth. New Mexico residents only: Investors must have a liquid net worth of at least 10 times the amount of their investment in PE-ARC. For United Development Funding IV (“UDF IV”) Investors Only: I/we have received the final prospectus of UDF IV, not less than five (5) business days prior to the signing of this Subscription Agreement, and I/we accept the terms and conditions of the declaration of trust and bylaws of UDF IV. I/we am/are purchasing shares for my/our own account and I/we acknowledge that the shares are not liquid and there is no public market for this investment. I/we am/are not an Unacceptable Investor, as such term is defined in the prospectus under “Suitability Standards - Restrictions Imposed by the USA PATRIOT Act and Related Acts.” California residents only: I/We have, excluding the value of my/our home, furnishings and automobiles, (a) a gross annual income of at least $70,000 and a net worth of at least $100,000, or (b) a net worth of at least $250,000. Iowa residents only: This investment, when added to my/our investments in similar programs, does not exceed 10% of my/our liquid net worth. Oregon and Pennsylvania residents only: This investment does not exceed 10% of my/ our liquid net worth. Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor’s liquid net worth.

C-2-12

WE INTEND TO ASSERT THE FOREGOING REPRESENTATION AS A DEFENSE IN ANY SUBSEQUENT LITIGATION WHERE SUCH ASSERTION WOULD BE RELEVANT. AS USED ABOVE, THE SINGULAR INCLUDES THE PLURAL IN ALL RESPECTS IF SHARES ARE BEING ACQUIRED BY MORE THAN ONE PERSON. THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS THEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS. BY EXECUTING THIS SUBSCRIPTION AGREEMENT, THE SUBSCRIBER HEREBY DECLARES THE INFORMATION SUPPLIED ABOVE IS TRUE AND CORRECT AND MAY BE RELIED UPON BY EACH ISSUER IN CONNECTION WITH THE SUBSCRIBER¡¦S INVESTMENT IN SUCH ISSUER. THE SUBSCRIBER DOES NOT WAIVE ANY RIGHTS IT MAY HAVE UNDER THE SECURITIES ACT OF 1933, THE SECURITIES EXCHANGE ACT OF 1934 OR ANY STATE SECURITIES LAW BY EXECUTING THIS SUBSCRIPTION AGREEMENT. A SALE OF SHARES MAY NOT BE COMPLETED UNTIL THE SUBSCRIBER HAS BEEN IN RECEIPT OF THE FINAL PROSPECTUS FOR EACH OFFERING (AT LEAST FIVE BUSINESS DAYS). THE SUBSCRIBER WILL NOT BE ADMITTED AS A SHAREHOLDER OF THE APPLICABLE ISSUER UNTIL THIS SUBSCRIPTION AGREEMENT HAS BEEN ACCEPTED BY SUCH ISSUER. SUCH ISSUER MAY REJECT ANY SUBSCRIPTION, IN WHOLE OR IN PART, IN ITS SOLE DISCRETION, SO LONG AS SUCH PARTIAL ACCEPTANCE OR REJECTION DOES NOT RESULT IN AN INVESTMENT OF LESS THAN THE MINIMUM AMOUNT SPECIFIED IN THE PROSPECTUS. SUBSCRIPTIONS WILL BE ACCEPTED OR REJECTED WITHIN 30 DAYS OF THEIR RECEIPT. EACH ISSUER WILL ACCEPT GROUPS OF SUBSCRIPTIONS ON AN ORDERLY BASIS NO LESS FREQUENTLY THAN MONTHLY, SUBJECT TO THE TERMS OF THE APPLICABLE CURRENT PROSPECTUS. IF AN ISSUER REJECTS THE SUBSCRIBER¡¦S SUBSCRIPTION, THE PURCHASE PRICE WILL BE RETURNED TO THE SUBSCRIBER WITHIN 10 BUSINESS DAYS AFTER THE REJECTION OF THE SUBSCRIPTION. IF THE SUBSCRIBER¡¦S SUBSCRIPTION IS ACCEPTED, THE SUBSCRIBER WILL BE SENT A CONFIRMATION OF ITS PURCHASE AFTER THE SUBSCRIBER HAS BEEN ADMITTED AS A SHAREHOLDER. Subscriber Signature(s) SIGNATURE OF OWNER AND CO-OWNER (IN ORDER TO HAVE THIS AGREEMENT EXECUTED, THE INVESTOR(S) MUST SIGN THIS SECTION 6A) In addition, if the investor signing below is acquiring the shares through an IRA or will otherwise beneficially hold the shares through a Custodian or Trustee, the investor also authorizes the Investment Program(s) indicated in Section 1 to receive (on behalf of the investor) authorization for the investor to act as proxy for the Custodian or Trustee. This authorization coupled with the Custodian or Trustee authorization below is intended to permit the investor to vote his or her shares even though the investor is not the record holder of the shares. Signing Section 6B will not constitute an execution of this subscription agreement. Owner Signature ______________________________________________________ Date (mm/dd/yyyy) _______________ Co-Owner Signature (if applicable) ________________________________________ Date (mm/dd/yyyy) _______________ FOR AUTHORIZED REPRESENTATIVE OF CUSTODIAN USE ONLY Signature of Custodian(s) or Trustee(s): By signing this Subscription Agreement, the Custodian authorizes the investor to vote the number of shares of the Investment Program(s) indicated in Section 1 that are beneficially owned by the investor as reflected on the records of each said offering as of the applicable record date at any meeting of the shareholders of each said offering. This authorization shall remain in place until revoked in writing by the Custodian. The Investment Program(s) indicated in Section 1 are hereby authorized to notify the investor of his or her right to vote consistent with this authorization. Authorized Signature (Custodian or Trustee) ________________________________ Date (mm/dd/yyyy) _______________ 6a IMPORTANT: The investor must go to Section 6b and complete the Substitute W-9 form in its entirety in order for the Subscription Agreement to be considered valid for review. * ƒÓ Automatic Purchase Plan: Check this box if you wish to participate in the Automatic Purchase Plan (¡§APP¡¨). A separate form is required to be completed to participate in APP. Be advised that APP may not be available with all programs and is not available for BDCA or UDF IV. NOTE:The APP may not be available in certain states for certain products. Please consult the product's individual subscription agreement to confirm. * Your ability to sell shares pursuant to the Share Repurchase Program is severely restricted. The Share Repurchase Program may be suspended or terminated at any time, and redemption requests may be rejected for any reason. You may not be able to sell your shares. 6b Substitute Form W-9 ALL U.S. Taxpayer Must Sign SUBSTITUTE FORM W-9 (Form W-9 (Rev. 10-2007) Certification To prevent backup withholding on any payment made to a stockholder with respect to subscription proceeds held in escrow, the stockholder is generally required to provide current TIN (or the TIN of any other payee) and certain other information by completing the form below, certifying that the TIN provided on Substitute Form W-9 is correct (or that such investor is awaiting a TIN), that the investor is a U.S. person, and that the investor is not subject to backup withholding because (i) the investor is exempt from backup withholding, (ii) the investor has not been notified by the IRS that the investor is subject to backup withholding as a result of failure to report all interests or dividends or (iii) the IRS has notified the investor that the investor is no longer subject to backup withholding. If a TIN is not provided by the time any payment is made in connection with the proceeds held in escrow, 28% of all such payments will be withheld until a TIN is provided and if a TIN is not provided within 60 days, such withheld amounts will be paid over to the IRS. Exempt TIN. Check here if investor is an exempt payee. ƒÓ

C-2-13

6b Substitute Form W-9 ALL U.S. Taxpayer Must Sign (Continued) Under penalties of perjury, I certify that: 1. The number shown on this form is my correct taxpayer identification number, and 2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and 3. I am a U.S. citizen or other U.S. person (including a U.S. resident alien). Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding. Signature of Investor Print Name Date Signature of Joint Owner, if applicable Print Name Date 6b Continued Guidelines for Certification of Taxpayer Identification Number (“TIN”) on Substitute Form W-9 What Number to Give the Requester. - Social Security numbers (‘‘SSN’’) have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers (‘‘EIN’’) have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer. All ‘‘Section’’ references are to the Internal Revenue Code of 1986, as amended. ‘‘IRS’’ means the Internal Revenue Service. For this type of account: Give the SSN of: 1. An individual’s account 2. Two or more individuals (Joint account) 3. Custodian account of a minor (Uniform Gift to Minors Act) 4. (a) The usual revocable savings trust account (grantor also is trustee) (b) So-called trust account that is not a legal or valid trust under State law 5. Sole proprietorship or single-owner LLC The individual The actual owner of the account or, if combined funds, the first individual on the account (1) The minor (2) The grantor-trustee (1) The actual owner (1) The owner (3) For this type of account: Given the EIN of: 6. Sole proprietorship or single-owner LLC 7. A valid trust, estate, or pension trust 8. Corporate or LLC electing corporate status on Form 8832 9. Association, club, religious, charitable, educational, or other tax-exempt organization 10. Partnership or multi-member LLC 11. Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district or prison) that receives agricultural program payments 12. A broker or registered nominee The owner (3) The legal entity (4) The corporation The organization The partnership or LLC The public entity The broker or nominee (1) List first and circle the name of the person whose number you furnish. If only one person on a joint account has a SSN, that person’s number must be furnished. (2) Circle the minor’s name and furnish the minor’s SSN. (3) You must show your individual name and you also may enter your business or ‘‘DBA’’ name on the second name line. You may use either your SSN or EIN (if you have one). If you are a sole proprietor, the IRS encourages you to use your SSN. (4) List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.) Note: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

C-2-14

6b Continued Guidelines for Certification of Taxpayer Identification Number (“TIN”) on Substitute Form W-9 (Continued) a Number If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at www.socialsecurity.gov/online/ss-5.pdf. You also may get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www.irs.gov/businesses and clicking on Employer ID Numbers under Related Topics. You can get Forms W-7 and SS-4 from the IRS by visiting www.irs.gov or by calling 1-800-TAX-FORM (1-800-829-3676). Payees Exempt from Backup Withholding Backup withholding is not required on any payments made to the following payees: • An organization exempt from tax under Section 501(a), an individual retirement account (‘‘IRA’’), or a custodial account under Section 403(b)(7) if the account satisfies the requirements of Section 401(f )(2). • The United States or any of its agencies or instrumentalities. • A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities. • A foreign government or any of its political subdivisions, agencies or instrumentalities. • An international organization or any of its agencies or instrumentalities. Other payees that may be exempt from backup withholding include: • A corporation. • A foreign central bank of issue. • A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States. • A futures commission merchant registered with the Commodity Futures Trading Commission. • A real estate investment trust. • An entity registered at all times during the tax year under the Investment Company Act of 1940. • A common trust fund operated by a bank under Section 584(a). • A financial institution. • A middleman known in the investment community as a nominee or custodian. • A trust exempt from tax under Section 664 or described in Section 4947. Exempt payees should complete a Substitute Form W-9 to avoid possible erroneous backup withholding. Check the ‘‘Exempt TIN’’ box in the attached Substitute Form W-9, sign and date the form and return it to the payer. Foreign payees who are not subject to backup withholding should complete an appropriate Form W-8 and return it to the payer. Privacy Act Notice Section 6109 requires you to provide your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA, or Archer MSA or HSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS also may provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, the District of Columbia and U.S. possessions to carry out their tax laws. The IRS also may disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal nontax criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to a payer. Certain penalties also may apply. Penalties • Failure to Furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect. • Civil Penalty for False Information With Respect to Withholding. If you make a false statement with no reasonable basis which results in no backup withholding, you are subject to a $500 penalty. • Criminal Penalty for Falsifying Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment. • Misuse of TINs. If the requester discloses or uses taxpayer identification numbers in violation of Federal law, the payer may be subject to civil and criminal penalties. FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE IRS.

C-2-15

7

☐ **RIA Submission:** Check this box to indicate whether submission is made through a Registered Investment Advisor (RIA) in its capacity as the RIA and not in its capacity as a Registered Representative, if applicable, whose agreement with the subscriber includes a fixed or "wrap" fee feature for advisory and related brokerage services. If an owner or principal or any member of the RIA firm is a FINRA licensed Registered Representative affiliated with a broker-dealer, the transaction should be completed through that broker-dealer, not through the RIA.

Financial Advisor, Registered Investment Advisor & Registered Representative

The Financial Advisor, Registered Investment Advisor or the Authorized Representative (the "Advisor") must sign below to complete order. The undersigned broker-dealer or Advisor warrants that it is a duly licensed broker-dealer (or non-commission based financial advisor) and may lawfully offer the Shares in the state designated as the investor's address or the state in which the sale is to be made, if different. The broker-dealer or Advisor warrants that he or she has (a) reasonable grounds to believe this investment is suitable for the investor as defined by Rule 2310 of the FINRA Rules, (b) informed the investor of all aspects of liquidity and marketability of this investment as required by Rule 2310 of the FINRA Rules, (c) delivered the Prospectus to the investor the requisite number of days prior to the date that the investor will deliver this Subscription Agreement to the issuer as specified under the laws of the investor's state of residence, (d) verified the identity of the investor through appropriate methods and will retain proof of such verification process as required by applicable law, and (e) verified that the investor and the registered owner do not appear on the Office of Foreign Assets Control list of foreign nations, organizations and individuals subject to economic and trade sanctions.

Broker/Dealer or RIA Firm Address or P.O. Box ______

Mailing Address ______

City, State, Zip ______

Business Phone # (Required) ______

Fax Phone # ______

E-mail Address ______

Registered Representative(s) or Advisor(s) [I.A.] Name(s) (Required) ______

Representative # ______

Registered Representative or Advisor [I.A.] Address or P.O. Box ______

City, State, Zip ______

Business Phone # (Required) ______

Fax Phone # ______

E-mail Address ______

If a Registered Associate of a FINRA member firm, I hereby certify that I hold a Series 7 or Series 62 FINRA license and I am registered in the following state in which this sale was completed. If a Registered Investment Advisor, I certify that I am properly licensed and I am registered in the following state in which this sale was completed.

State (Required) ______

Signature(s) of Registered Representative(s) or Advisor(s) (Required) ______

Date ______

Signature of Broker/Dealer or RIA (If Required by Broker/Dealer) ______

Date ______

EFFECTIVE MAY 21, 2013: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

EFFECTIVE MAY 21, 2013: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

8

IMPORTANT: Please note that there are state-specific mailing addresses for the following offerings: ARC Global, ARC Daily NAV, ARC-HT II, ARC Retail and ARC RFT.

For Non-Custodial Accounts: Please mail a completed original Subscription Agreement along with a check and the appropriate documents outlined in Sections 1 and 2 of this agreement, to the appropriate address as outlined to the right.

For Custodial Accounts: Please mail a completed original Subscription Agreement directly to the custodian, along with your check and the appropriate documents outlined in Sections 1 and 2 of this agreement.

For Regular Mail	For Overnight Deliveries
American Realty Capital Global Trust, Inc. c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105-1407	**American Realty Capital Global Trust, Inc.** c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105-1407
American Realty Capital Daily Net Asset Value Trust, Inc. c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105-1407	**American Realty Capital Daily Net Asset Value Trust, Inc.** c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105-1407
American Realty Capital Trust V, Inc. c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105-1407	**American Realty Capital Trust V, Inc.** c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105-1407
American Realty Capital Healthcare Trust II, Inc. c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105-1407	**American Realty Capital Healthcare Trust II, Inc.** c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105-1407
American Realty Capital New York Recovery REIT, Inc. c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407	**American Realty Capital New York Recovery REIT, Inc.** c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407
American Realty Capital – Retail Centers of America, Inc. c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407	**American Realty Capital – Retail Centers of America, Inc.** c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407
ARC Realty Finance Trust, Inc. c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105-1407	**ARC Realty Finance Trust, Inc.** c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105-1407
Business Development Corporation of America c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407	**Business Development Corporation of America** c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407
Phillips Edison–ARC Shopping Center REIT, Inc. c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407	**Phillips Edison–ARC Shopping Center REIT, Inc.** c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407
United Development Funding IV c/o DST Systems, Inc P.O. Box 219096, Kansas City, MO 64121-9096	**United Development Funding IV** c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407

State-Specific Mailing Address Differences for ARC Global, ARC Daily NAV, ARC-HT II and ARC Retail:

- **For ARC Global and ARC Retail investors in PA, ARC Daily NAV investors in OH and PA and ARC-HT II and ARC RFT investors in PA and WA, mail to:**

American Realty Capital Global Trust, Inc.
c/o Realty Capital Securities, LLC
3 Copley Place, Suite 3300, Boston, MA 02116

American Realty Capital Daily Net Asset Value Trust, Inc.
c/o Realty Capital Securities, LLC
3 Copley Place, Suite 3300, Boston, MA 02116

American Realty Capital Healthcare Trust II, Inc.
c/o Realty Capital Securities, LLC
3 Copley Place, Suite 3300, Boston, MA 02116

American Realty Capital – Retail Centers of America, Inc.
c/o Realty Capital Securities, LLC
3 Copley Place, Suite 3300, Boston, MA 02116

ARC Realty Finance Trust, Inc.
c/o Realty Capital Securities, LLC
3 Copley Place, Suite 3300, Boston, MA 02116

- **Should you have any questions or concerns and require customer service to handle your request or inquiry, please contact our transfer agent at:**

American National Stock Transfer, LLC
405 Park Avenue, 12th Floor, New York, NY 10022
Phone: (877) 373-2522 | Facsimile: (646) 861-7793

FOR COMPANY USE ONLY:

Amount ______________________

Date ______________________

Check/Wire# ______________________

Account # ______________________

Registered Representative # ______________________

Firm # ______________________

Custodian ID# ______________________

Transfer Agent Reviewer ______________________

C-2-18

ANNEX A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q
(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2013

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _________ to __________

Commission file number: 000-54689

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland	27-1065431
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

405 Park Ave., 15th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 415-6500
(Registrant's telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. ☒ Yes ☐ No

Indicate by check mark whether the registrant submitted electronically and posted on its corporate Web Site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). ☒ Yes ☐ No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). ☐ Yes ☒ No

As of April 30, 2013, the registrant had 35,448,142 shares of common stock, $0.01 par value per share, outstanding.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PART I — FINANCIAL INFORMATION
Item 1. Financial Statements.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except for share and per share data)

	March 31,	December 31,
	2013	2012
ASSETS	(Unaudited)
Real estate investments, at cost:
Land	$110,148	$92,648
Buildings, fixtures and improvements	320,615	229,557
Acquired intangible lease assets	48,459	38,652
Total real estate investments, at cost	479,222	360,857
Less accumulated depreciation and amortization	(16,715)	(12,263)
Total real estate investments, net	462,507	348,594
Cash and cash equivalents	4,988	5,354
Restricted cash	1,367	962
Receivable for sales of common stock	6,640	1,123
Due from affiliate, net	350	325
Prepaid expenses and other assets	5,769	4,624
Deferred costs, net	7,610	6,868
Total assets	$489,231	$367,850
LIABILITIES AND EQUITY
Mortgage notes payable	$233,057	$185,569
Revolving credit facility	19,995	19,995
Below-market lease liabilities, net	12,146	6,235
Derivatives, at fair value	1,532	1,710
Accounts payable and accrued expenses	9,109	10,058
Deferred rent and other liabilities	1,186	866
Distributions payable	1,367	986
Total liabilities	278,392	225,419
Preferred stock, $0.01 par value; 40,866,376 shares authorized, none issued and outstanding	—	—
Convertible preferred stock, $0.01 par value, 9,133,624 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value; 300,000,000 shares authorized, 28,396,078 and 19,930,772 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	284	199
Additional paid-in capital	239,411	164,972
Accumulated other comprehensive loss	(1,515)	(1,693)
Accumulated deficit	(28,607)	(22,338)
Total stockholders' equity	209,573	141,140
Non-controlling interests	1,266	1,291
Total equity	210,839	142,431
Total liabilities and equity	$489,231	$367,850

The accompanying notes are an integral part of these financial statements

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenues:
Rental income	$7,674	$2,549
Operating expense reimbursements	653	176
Total revenues	8,327	2,725
Operating expenses:
Property operating	1,737	317
Acquisition and transaction related	2,800	515
General and administrative	160	11
Depreciation and amortization	4,286	1,425
Total operating expenses	8,983	2,268
Operating income (loss)	(656)	457
Other expenses:
Interest expense	(2,146)	(1,051)
Loss on derivative instrument	—	(1)
Total other expenses	(2,146)	(1,052)
Net loss	(2,802)	(595)
Net loss (income) attributable to non-controlling interests	8	(24)
Net loss attributable to stockholders	$(2,794)	$(619)

Other comprehensive loss:
Designated derivatives, fair value adjustment	178	2
Comprehensive loss	$(2,616)	$(617)

Basic and diluted weighted average common shares outstanding	23,217,358	7,490,591
Basic and diluted net loss per share attributable to stockholders	$(0.12)	$(0.08)

The accompanying notes are an integral part of these financial statements

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
Three Months Ended March 31, 2013
(In thousands, except share data)
(Unaudited)

	Common Stock			Accumulated Other Comprehensive Loss
	Number of Shares	Par Value	Additional Paid-In Capital		Accumulated Deficit	Stockholders' Equity	Non- controlling Interests	Total Equity
Balance, December 31, 2012	19,930,772	$199	$164,972	$(1,693)	$(22,338)	$141,140	$1,291	$142,431
Issuance of common stock	8,368,593	84	81,817	—	—	81,901	—	81,901
Common stock offering costs, commissions and dealer manager fees	—	—	(8,317)	—	—	(8,317)	—	(8,317)
Common stock issued though distribution reinvestment plan	158,004	2	1,500	—	—	1,502	—	1,502
Common stock repurchases	(62,791)	(1)	(586)	—	—	(587)	—	(587)
Share-based compensation	1,500	—	25	—	—	25	—	25
Distributions to non-controlling interest holders	—	—	—	—	—	—	(17)	(17)
Loss allocated to non-controlling interest holders	—	—	—	—	—	—	(8)	(8)
Distributions declared	—	—	—	—	(3,475)	(3,475)	—	(3,475)
Net loss	—	—	—	—	(2,794)	(2,794)	—	(2,794)
Other comprehensive income	—	—	—	178	—	178	—	178
Balance, March 31, 2013	28,396,078	$284	$239,411	$(1,515)	$(28,607)	$209,573	$1,266	$210,839

The accompanying notes are an integral part of this financial statement

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net loss attributable to stockholders	$(2,794)	$(619)
Adjustments to reconcile net loss attributable to stockholders to net cash provided by (used in) operating activities:
Depreciation	3,153	1,132
Amortization of intangibles	1,133	293
Amortization of deferred financing costs	375	141
Accretion of below-market lease liabilities and amortization of above-market lease assets, net	(71)	(68)
Net income (loss) attributable to non-controlling interests	(8)	24
Share-based compensation	25	8
Loss on derivative instrument	—	1
Changes in assets and liabilities:
Prepaid expenses and other assets	(1,892)	(213)
Accounts payable and accrued expenses	(2,158)	150
Deferred rent and other liabilities	320	143
Net cash provided by (used in) operating activities	(1,917)	992
Cash flows from investing activities:
Investment in real estate and other assets	(51,157)	(20,417)
Capital expenditures	(187)	(96)
Net cash used in investing activities	(51,344)	(20,513)
Cash flows from financing activities:
Payments on mortgage notes payable	(12,512)	(107)
Proceeds from issuance of common stock	76,384	20,575
Repurchases of common stock	(426)	(25)
Payments of offering costs and fees related to stock issuances	(8,112)	(3,020)
Payments of deferred financing costs	(400)	(303)
Distributions paid	(1,592)	(523)
Due from affiliate	(25)	(383)
Distributions to non-controlling interest holders	(17)	(226)
Restricted cash	(405)	(266)
Net cash provided by financing activities	52,895	15,722
Net decrease in cash and cash equivalents	(366)	(3,799)
Cash and cash equivalents, beginning of period	5,354	10,222
Cash and cash equivalents, end of period	$4,988	$6,423

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Supplemental Disclosures:
Cash paid for interest	$1,415	$911
Cash paid for income taxes	9	—
Non-Cash Investing and Financing Activities:
Mortgage notes payable used to acquire investments in real estate	$60,000	$—
Common stock issued through distribution reinvestment plan	1,502	467

The accompanying notes are an integral part of these financial statements

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2013
(Unaudited)

Note 1 — Organization
American Realty Capital New York Recovery REIT, Inc. (the "Company"), incorporated on October 6, 2009, is a Maryland corporation that qualified as a real estate investment trust for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2010.  On September 2, 2010, the Company commenced its initial public offering (the "IPO") on a "reasonable best efforts" basis of up to 150.0 million shares of common stock, $0.01 par value per share, at a price of $10.00 per share, subject to certain volume and other discounts, pursuant to a registration statement on Form S-11, as amended (File No. 333-163069) (the "Registration Statement") filed with the U.S. Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement also covers up to 25.0 million shares available pursuant to a distribution reinvestment plan (the "DRIP") under which the Company's common stockholders may elect to have their distributions reinvested in additional shares of the Company's common stock at the greater of $9.50 per share or 95% of the estimated value of a share of common stock.
As of March 31, 2013, the Company had 28.4 million shares of common stock outstanding, including unvested restricted shares, converted shares of convertible preferred stock (the "Preferred Shares") and shares issued under the DRIP. As of March 31, 2013, the Company had received total proceeds from the IPO, including shares issued under the DRIP, of $260.8 million from the sale of 26.4 million shares of common stock.  In addition, the Company sold 2.0 million Preferred Shares for gross proceeds of $17.0 million in a private placement pursuant to Rule 506 of Regulation D of the Securities Act (the "Preferred Offering"), which terminated on September 2, 2010, the effective date of the Registration Statement. On December 15, 2011, the Company exercised its option to convert the Preferred Shares into 2.0 million shares of common stock on a one-for-one basis. As of March 31, 2013, the aggregate value of all issuances and subscriptions of common stock outstanding was $283.4 million based on a per share value of $10.00 (or $9.50 for shares issued under the DRIP).
The Company was formed to acquire high quality, income-producing commercial real estate in the New York metropolitan area, and, in particular, properties located in New York City, with a focus on office and retail properties. All such properties may be acquired and operated by the Company alone or jointly with another party. The Company may also originate or acquire first mortgage loans secured by real estate.  The Company purchased its first property and commenced active operations in June 2010.  As of March 31, 2013, the Company owned 17 properties consisting of 0.8 million rentable square feet, which were 94.2% leased on a weighted average basis with a weighted average remaining lease term of 9.5 years.
Substantially all of the Company's business is conducted through New York Recovery Operating Partnership, L.P. (the "OP"), a Delaware limited partnership. The Company has no paid employees.  The Company has retained New York Recovery Advisors, LLC (the "Advisor") to manage its affairs on a day-to-day basis. New York Recovery Properties, LLC (the "Property Manager") serves as the Company's property manager, unless services are performed by a third party for specific properties.  Realty Capital Securities, LLC (the "Dealer Manager") serves as the dealer manager of the IPO.  The Advisor and the Property Manager are wholly owned entities of, and the Dealer Manager is under common control with, American Realty Capital III, LLC (the "Sponsor"), as a result of which they are related parties, and receive compensation, fees and expense reimbursements for services related to the IPO and for the investment and management of the Company's assets. These entities receive fees during the offering, acquisition, operational and liquidation stages.
Note 2 — Summary of Significant Accounting Policies
The accompanying consolidated financial statements of the Company included herein were prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and with the instructions to this Quarterly Report on Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The information furnished includes all adjustments and accruals of a normal recurring nature, which, in the opinion of management, are necessary for a fair presentation of results for the interim periods. All intercompany accounts and transactions have been eliminated in consolidation. The results of operations for the three months ended March 31, 2013 are not necessarily indicative of the results for the entire year or any subsequent interim period.
These financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto as of, and for the year ended December 31, 2012, which are included in the Company's Annual Report on Form 10-K filed with the SEC on March 7, 2013. There have been no significant changes to the Company's significant accounting policies during the three months ended March 31, 2013, other than the updates described below and the subsequent notes.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2013
(Unaudited)

Recent Accounting Pronouncements
In December 2011, the Financial Accounting Standards Board ("FASB") issued guidance regarding disclosures about offsetting assets and liabilities, which requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The guidance is effective for fiscal years and interim periods beginning on or after January 1, 2013 with retrospective application for all comparative periods presented. The adoption of this guidance, which is related to disclosure only, did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.
In July 2012, the FASB issued revised guidance intended to simplify how an entity tests indefinite-lived intangible assets for impairment. The amendments will allow an entity first to assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test. An entity will no longer be required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative test unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments are effective for annual and interim indefinite-lived intangible asset impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. The adoption of this guidance did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.
In February 2013, the FASB issued guidance which requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. The guidance is effective for annual and interim periods beginning after December 15, 2012 with early adoption permitted. The adoption of this guidance, which is related to disclosure only, did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.
In February 2013, the FASB issued new accounting guidance clarifying the accounting and disclosure requirements for obligations resulting from joint and several liability arrangements for which the total amount under the arrangement is fixed at the reporting date. The new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2013. The Company does not expect the adoption of this guidance to have a material impact on the Company's consolidated financial position, results of operations or cash flows.
Note 3 — Real Estate Investments
 The following table presents the allocation of the assets acquired and liabilities assumed during the three months ended March 31, 2013 and 2012:

	Three Months Ended March 31,
(Dollar amounts in thousands)	2013	2012
Real estate investments, at cost:
Land	$17,500	$—
Buildings, fixtures and improvements	90,869	18,526
Total tangible assets	108,369	18,526
Acquired intangibles:
In-place leases	8,214	2,174
Above-market lease assets	1,593	—
Below-market lease liabilities	(6,176)	—
Total acquired intangibles	3,631	2,174
Total assets acquired, net	112,000	20,700
Mortgage notes payable used to acquire investments in real estate	(60,000)	—
Other liabilities assumed	(843)	(283)
Cash paid for acquired real estate investments	$51,157	$20,417
Number of properties purchased	1	1

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2013
(Unaudited)

All of the Company's properties are located in the New York metropolitan area. The following table reflects the number and aggregate purchase prices of properties acquired during the three months ended March 31, 2013 and the years ended December 31, 2012, 2011 and 2010:

	Number of Properties	Base Purchase Price
		(in thousands)
Year ended December 31, 2010	4	$66,250
Year ended December 31, 2011	5	57,926
Year ended December 31, 2012	7	226,527
Three Months Ended March 31, 2013	1	112,000
Total portfolio as of March 31, 2013	17	$462,703

The following table presents pro forma information as if the acquisitions during the three months ended March 31, 2013, had been consummated on January 1, 2012. Additionally, the unaudited pro forma net loss attributable to stockholders was adjusted to reclass acquisition and transaction related expenses of $2.8 million from the three months ended March 31, 2013 to the three months ended March 31, 2012.

	Three Months Ended March 31,
(In thousands)	2013	2012
Pro forma revenues	$10,450	$4,973
Pro forma net income (loss) attributable to stockholders	$1,317	$(2,030)

The following table presents future minimum base rent cash payments due to the Company subsequent to March 31, 2013.  These amounts exclude contingent rental payments, as applicable, that may be collected from certain tenants based on provisions related to sales thresholds and increases in annual rent based on exceeding certain economic indexes among other items.

(In thousands)	Future Minimum Base Rent Payments
April 1, 2013 — December 31, 2013	$25,042
2014	31,428
2015	31,234
2016	31,471
2017	29,972
Thereafter	217,530
$366,677

The following table lists the tenants whose annualized rental income on a straight-line basis represented greater than 10% of total annualized rental income for all portfolio properties on a straight-line basis as of March 31, 2013 and 2012:

		March 31,
Property Portfolio	Tenant	2013	2012
229 West 36th Street	American Language Communication Center, Inc.	10.5%	*
One Jackson Square	TD Bank	*	10.1%
_____________________
* Tenant's annualized rental income on a straight-line basis was not greater than 10% of total annualized rental income for all portfolio properties as of the period specified.
The termination, delinquency or non-renewal of the above tenants may have a material adverse effect on revenues as of March 31, 2013. No other tenant represents more than 10% of annualized rental income as of March 31, 2013 and 2012.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2013
(Unaudited)

Note 4 — Revolving Credit Facility
On March 30, 2012, the Company entered into a senior unsecured revolving credit facility in the amount of $40.0 million. The credit facility contains an "accordion" feature to allow the Company, under certain circumstances, to increase the aggregate commitments under the revolving credit facility to a maximum of $150.0 million. The credit facility has a term of 36 months, subject to the Company's right to a 12-month extension. The credit facility generally bears interest at a floating rate equal to LIBOR plus 2.50%, subject to adjustment as set forth in the credit agreement, and includes an unused commitment fee per annum of (a) 0.2% if the unused balance of the facility is equal to or less than 50% of the available facility and (b) 0.3% if the unused balance of the facility exceeds 50% of the available facility. The outstanding balance on the credit facility as of March 31, 2013 was $20.0 million with an interest rate of 2.70% and the unused borrowing capacity, based on the value of the borrowing base properties as of March 31, 2013, was $3.5 million.
The credit facility provides for monthly interest payments, with all principal outstanding being due on the maturity date in March 2015. The credit facility may be prepaid from time to time and at any time, in whole or in part, without premium or penalty, subject to reimbursement of certain costs and expenses. In the event of a default, the lender has the right to terminate its obligations under the credit facility, and to accelerate the payment on any unpaid principal amount of all outstanding loans.
The credit facility requires the Company to meet certain financial covenants, including the maintenance of certain financial ratios (such as specified debt to equity and debt service coverage ratios) as well as the maintenance of a minimum net worth. As of March 31, 2013, the Company was in compliance with the debt covenants under the credit facility agreement.
Note 5 — Mortgage Notes Payable
 The Company's mortgage notes payable as of March 31, 2013 and December 31, 2012 consist of the following:

		Outstanding Loan Amount
Portfolio	Encumbered Properties	March 31, 2013	December 31, 2012	Effective Interest Rate		Interest Rate	Maturity
		(In thousands)	(In thousands)
Interior Design Building	1	$20,858	$20,949	4.4%		Fixed	Dec. 2021
367 - 387 Bleecker Street	3	21,300	21,300	4.3%		Fixed	Dec. 2015
Foot Locker	1	3,250	3,250	4.6%		Fixed	Jun. 2016
Regal Parking Garage	1	3,000	3,000	4.5%		Fixed	Jul. 2016
Duane Reade	1	8,400	8,400	3.6%		Fixed	Nov. 2016
416 Washington Street	1	4,896	4,917	4.4%		Fixed	Dec. 2021
One Jackson Square	1	13,000	13,000	3.4%	(1)	Fixed	Dec. 2016
350 West 42nd Street	1	11,365	11,365	3.4%		Fixed	Aug. 2017
1100 Kings Highway	1	20,200	20,200	3.4%	(1)	Fixed	Aug. 2017
1623 Kings Highway	1	7,288	7,288	3.3%	(1)	Fixed	Nov. 2017
256 West 38th Street	1	24,500	24,500	3.1%	(1)	Fixed	Dec. 2017
256 West 38th Street	—	—	2,400	5.3%	(2)	Variable	Dec. 2013
229 West 36th Street	1	35,000	35,000	2.9%	(1)	Fixed	Dec. 2017
229 West 36th Street	—	—	10,000	5.3%	(2)	Variable	Dec. 2013
218 West 18th Street	1	60,000	—	2.0%	(3)	Variable	Dec. 2013
	15	$233,057	$185,569	3.2%	(4)
______________________

(1)	Fixed through an interest rate swap agreement.

(2)	These variable rate mezzanine loans were repaid in full in January 2013.

(3)	Interest rate is LIBOR plus 1.75%, which was 2.0% at March 31, 2013.

(4)	Calculated on a weighted average basis for all mortgages outstanding as of March 31, 2013.
The Company's sources of secured financing generally require financial covenants, including restrictions on corporate guarantees, the maintenance of certain financial ratios (such as specified equity and debt service coverage ratios) as well as the maintenance of minimum net worth.  As of March 31, 2013 and December 31, 2012, the Company was in compliance with the debt covenants under the mortgage note agreements.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2013
(Unaudited)

The following table summarizes the scheduled aggregate principal repayments subsequent to March 31, 2013:

(In thousands)	Future Minimum Principal Payments
April 1, 2013 — December 31, 2013	$60,342
2014	473
2015	21,794
2016	28,167
2017	102,730
Thereafter	19,551
Total	$233,057
Note 6 — Fair Value of Financial Instruments
The Company determines fair value based on quoted prices when available or through the use of alternative approaches, such as discounting the expected cash flows using market interest rates commensurate with the credit quality and duration of the investment. This alternative approach also reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The guidance defines three levels of inputs that may be used to measure fair value:
Level 1 — Quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date.
Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability.
Level 3 — Unobservable inputs that reflect the entity's own assumptions about the assumptions that market participants would use in the pricing of the asset or liability and are consequently not based on market activity, but rather through particular valuation techniques.
The determination of where an asset or liability falls in the hierarchy requires significant judgment and considers factors specific to the asset or liability. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company evaluates its hierarchy disclosures each quarter and depending on various factors, it is possible that an asset or liability may be classified differently from quarter to quarter. However, the Company expects that changes in classifications between levels will be rare.
Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with those derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by the Company and its counterparties. However, as of March 31, 2013 and December 31, 2012, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of the Company's derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.
The valuation of derivative instruments is determined using a discounted cash flow analysis on the expected cash flows. This analysis reflects the contractual terms of the derivatives, including the period to maturity, as well as observable market-based inputs, including interest rate curves and implied volatilities. In addition, credit valuation adjustments are incorporated into the fair values to account for the Company's potential nonperformance risk and the performance risk of the counterparties.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2013
(Unaudited)

The following table presents information about the Company's liabilities (including derivatives that are presented net) measured at fair value on a recurring basis as of March 31, 2013 and December 31, 2012, aggregated by the level in the fair value hierarchy within which those instruments fall:

(In thousands)	Quoted Prices in Active Markets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Total
March 31, 2013
Interest rate swaps	$—	$1,532	$—	$1,532
December 31, 2012
Interest rate swaps	$—	$1,710	$—	$1,710
A review of the fair value hierarchy classification is conducted on a quarterly basis. Changes in the type of inputs may result in a reclassification for certain assets. There were no transfers between Level 1 and Level 2 of the fair value hierarchy during the three months ended March 31, 2013.
The Company is required to disclose the fair value of financial instruments for which it is practicable to estimate that value. The fair value of short-term financial instruments such as cash and cash equivalents, restricted cash, due from affiliates, notes payable, accounts payable and distributions payable approximates their carrying value on the consolidated balance sheet due to their short-term nature. The fair values of the Company's financial instruments that are not reported at fair value on the consolidated balance sheet are reported below.

		Carrying Amount at	Fair Value at	Carrying Amount at	Fair Value at
(In thousands)	Level	March 31, 2013	March 31, 2013	December 31, 2012	December 31, 2012
Mortgage notes payable	3	$233,057	$234,490	$185,569	$185,621
Revolving credit facility	3	$19,995	$19,995	$19,995	$19,995
The fair value of mortgage notes payable are estimated using a discounted cash flow analysis, based on the Advisor's experience with similar types of borrowing arrangements. The carrying value of the revolving credit facility is deemed to approximate the fair value since the floating interest rate on advances is based on a market rate.
Note 7 — Derivatives and Hedging Activities
Risk Management Objective of Using Derivatives
The Company may use derivative financial instruments, including interest rate swaps, caps, options, floors and other interest rate derivative contracts, to hedge all or a portion of the interest rate risk associated with its borrowings. The principal objective of such arrangements is to minimize the risks and costs associated with the Company's operating and financial structure as well as to hedge specific anticipated transactions. The Company does not intend to utilize derivatives for speculative or other purposes other than interest rate risk management. The use of derivative financial instruments carries certain risks, including the risk that the counterparties to these contractual arrangements are not able to perform under the agreements. To mitigate this risk, the Company only enters into derivative financial instruments with counterparties with high credit ratings and with major financial institutions with which the Company and its affiliates may also have other financial relationships. The Company does not anticipate that any of the counterparties will fail to meet their obligations.
Cash Flow Hedges of Interest Rate Risk
The Company's objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company may primarily use interest rate swaps and collars as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Interest rate collars designated as cash flow hedges involve the receipt of variable-rate amounts if interest rates rise above the cap strike rate on the contract and payments of variable-rate amounts if interest rates fall below the floor strike rate on the contract.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2013
(Unaudited)

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The Company uses such derivatives to hedge the variable cash flows associated with variable-rate debt. The ineffective portion of the change in the fair value of the derivatives is recognized directly in earnings. During the three months ended March 31, 2013, there was no hedge ineffectiveness. During the three months ended March 31, 2012, the Company had approximately $1,000 of hedge ineffectiveness.
Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Company's variable-rate debt. During the next 12 months, the Company estimates that an additional $0.8 million will be reclassified from other comprehensive income as an increase to interest expense.
As of March 31, 2013 and December 31, 2012, the Company had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk.

	March 31, 2013		December 31, 2012
Interest Rate Derivative	Number of Instruments	Notional Amount	Number of Instruments	Notional Amount
		(In thousands)		(In thousands)
Interest rate swaps	5	$99,988	5	$99,988

The table below presents the fair value of the Company's derivative financial instruments as well as their classification on the balance sheets as of March 31, 2013 and December 31, 2012:

(In thousands)	Balance Sheet Location	March 31, 2013	December 31, 2012
Derivatives designated as hedging instruments:
Interest rate swaps	Derivatives, at fair value	$(1,532)	$(1,710)

Derivatives in Cash Flow Hedging Relationships
The table below details the location in the financial statements of the gain or loss recognized on interest rate derivatives designated as cash flow hedges for the three months ended March 31, 2013 and 2012.

	Three Months Ended March 31,
(In thousands)	2013	2012
Amount of loss recognized in accumulated other comprehensive loss from interest rate derivatives (effective portion)	$(35)	$(35)
Amount of loss reclassified from accumulated other comprehensive loss into income as interest expense (effective portion)	$(213)	$(37)
Amount of loss recognized in loss on derivative instruments (ineffective portion and amount excluded from effectiveness testing)	$—	$(1)

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2013
(Unaudited)

Offsetting Derivatives
The table below presents a gross presentation, the effects of offsetting, and a net presentation of the Company's derivatives as of March 31, 2013 and December 31, 2012. The net amounts of derivative assets or liabilities can be reconciled to the tabular disclosure of fair value. The tabular disclosure of fair value provides the location that derivative assets and liabilities are presented on the accompanying balance sheets.

				Gross Amounts Not Offset on the Balance Sheet
Derivatives (In thousands)	Gross Amounts of Recognized Liabilities	Gross Amounts Offset on the Balance Sheet	Net Amounts of Liabilities presented on the Balance Sheet	Financial Instruments	Cash Collateral Posted	Net Amount
March 31, 2013	$1,532	$—	$1,532	$—	$—	$1,532
December 31, 2012	$1,710	$—	$1,710	$—	$—	$1,710
Derivatives Not Designated as Hedges
Derivatives not designated as hedges are not speculative. These derivatives are used to manage the Company's exposure to interest rate movements and other identified risks but do not meet the strict hedge accounting requirements to be classified as hedging instruments. The Company does not have any hedging instruments that do not qualify for hedge accounting.
Credit-risk-related Contingent Features
The Company has agreements with its derivative counterparties that contain a provision whereby if the Company either defaults or is capable of being declared in default on any of its indebtedness, then the Company could also be declared in default on its derivative obligations.
As of March 31, 2013, the fair value of derivatives in a net liability position including accrued interest but excluding any adjustment for nonperformance risk related to these agreements was $1.7 million. As of March 31, 2013, the Company has not posted any collateral related to its agreements and was not in breach of any agreement provisions. If the Company had breached any of these provisions, it could have been required to settle its obligations under the agreements at the aggregate termination value of $1.7 million at March 31, 2013.
Note 8 — Common Stock
As of March 31, 2013 and December 31, 2012, the Company had 28.4 million and 19.9 million shares of common stock outstanding, respectively, including unvested restricted stock, converted Preferred Shares and shares issued under the DRIP.
In September 2010, the Company's board of directors authorized, and the Company declared, a distribution rate equal to $0.605 per annum per share of common stock, commencing December 1, 2010.  The distributions are paid by the fifth day following each month end to stockholders of record at the close of business each day during the prior month at a per share rate of 0.0016575342 per day. The board of directors may reduce the amount of distributions paid or suspend distribution payments at any time and therefore distribution payments are not assured.
The following table reflects the cumulative number of common shares repurchased as of December 31, 2012 and as of and for the three months ended March 31, 2013:

	Number of Requests	Number of Shares Repurchased	Average Price per Share
Cumulative repurchase requests as of December 31, 2012	11	84,199	$9.56
Three months ended March 31, 2013	7	62,791	9.35
Cumulative repurchase requests as of March 31, 2013 (1)	18	146,990	$9.47
__________________________

(1)	Includes six unfulfilled repurchase requests consisting of 58,488 shares at an average price per share of $9.30, which were approved for repurchase as of March 31, 2013 and completed in April 2013.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2013
(Unaudited)

Note 9 — Commitments and Contingencies
Future Minimum Lease Payments
The Company entered into a lease agreement related to the acquisition of 350 Bleecker Street similar to a leasehold interest arrangement. The following table reflects the minimum base rental cash payments due from the Company over the next five years and thereafter under this arrangement. These amounts exclude contingent rent payments, as applicable, that may be payable based on provisions related to increases in annual rent based on exceeding certain economic indexes among other items.

(In thousands)	Future minimum base rent payments
April 1, 2013 — December 31, 2013	$65
2014	86
2015	86
2016	86
2017	86
Thereafter	3,662
$4,071
Litigation
 In the ordinary course of business, the Company may become subject to litigation or claims. There are no material legal proceedings pending or known to be contemplated against the Company.
Environmental Matters
In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. The Company has not been notified by any governmental authority of any non-compliance, liability or other claim, and is not aware of any other environmental condition that it believes will have a material adverse effect on the consolidated results of operations.
Hurricane Sandy
None of the properties owned by the Company suffered any structural damage as a result of Hurricane Sandy. During the three months ended March 31, 2013, all of the properties owned by the Company were fully operational except for the four retail condominiums located at 416 Washington Street in the Tribeca neighborhood of Manhattan. During the three months ended March 31, 2013, the property remained without full electrical power capacity and the property's tenants were not permitted to operate until electrical power was fully restored and operation was authorized by the applicable New York municipal authorities. Effective April 18, 2013, pursuant to the applicable New York municipal authorities, the tenants were allowed to reoccupy their units and recommence operations. The total annualized straight-line rental income for the property represents 2.8% of the Company's total portfolio annualized straight-line rental income during the three months ended March 31, 2013. The Company recorded an insurance deductible expense of $0.1 million during the year ended December 31, 2012 and believes that the costs, including lost rents, over and above this deductible will be fully recoverable under the Company's property insurance policy.
Note 10 — Related Party Transactions and Arrangements
New York Recovery Special Limited Partnership, LLC, an entity wholly owned by the Sponsor, owned 20,000 shares of the Company's outstanding common stock as of March 31, 2013 and December 31, 2012.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2013
(Unaudited)

Fees Paid in Connection with the Preferred Offering and the IPO
The Dealer Manager and the Sponsor receive fees and compensation in connection with the sale of the Company's common stock in the IPO. The Dealer Manager receives a selling commission of up to 7.0% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers. Alternatively, a participating broker-dealer may elect to receive a fee equal to 7.5% of gross proceeds from the sale of shares by such participating broker-dealer, with 2.5% thereof paid at the time of such sale and 1.0% thereof paid on each anniversary of the closing of such sale up to and including the fifth anniversary of the closing of such sale. In addition, the Dealer Manager receives up to 3.0% of the gross proceeds from the sale of common stock, before reallowance to participating broker-dealers, as a dealer manager fee. The Dealer Manager may re-allow its dealer manager fee to such participating broker-dealers, based on such factors as the volume of shares sold by respective participating broker-dealers and marketing support provided as compared to other participating broker-dealers. The following table details total selling commissions and dealer manager fees incurred and payable to the Dealer Manager related to the sale of common stock as of and for the periods presented:

			Payable as of
	Three Months Ended March 31,		March 31,	December 31,
(In thousands)	2013	2012	2013	2012
Total commissions and fees incurred from Dealer Manager	$7,160	$2,093	$295	$93
 The Advisor and its affiliates receive compensation and reimbursement for services provided in connection with the IPO and Preferred Offering. Effective March 1, 2013, the Company began utilizing transfer agent services provided by an affiliate of the Dealer Manager. All offering costs incurred by the Company or its affiliated entities on behalf of the Company are charged to additional paid-in capital on the accompanying consolidated balance sheets. The following table details offering costs reimbursements incurred and payable to the Advisor and Dealer Manager related to the sale of common stock as of and for the periods presented:

			Payable as of
	Three Months Ended March 31,		March 31,	December 31,
(In thousands)	2013	2012	2013	2012
Fees and expense reimbursements incurred from the Advisor and Dealer Manager (1)	$696	$(4,123)	$151	$83
__________________
(1) The Advisor elected to reimburse offering costs in excess of 15% of proceeds from the sale of common stock. This cash reimbursement was recorded during the three months ended March 31, 2012 and paid in April 2012.

The Company is responsible for offering and related costs from its IPO up to a maximum of 1.5% of gross proceeds received from the IPO, excluding commissions and dealer manager fees, measured at the end of the IPO. Offering costs in excess of the 1.5% cap as of the end of the offering are the Advisor's responsibility. As of March 31, 2013, offering and related costs exceeded 1.5% of gross proceeds received from the IPO by $5.8 million. Commencing in the first quarter of 2012, the Advisor elected to cap cumulative offering costs incurred by the Company, net of unpaid amounts, to 15% of common stock proceeds during the offering period. To comply with this policy, the Advisor reimbursed the Company $4.7 million in cash during the year ended December 31, 2012, for offering related costs. As of March 31, 2013, cumulative offering costs were $34.0 million. Cumulative offering costs net of unpaid amounts, were less than the 15% threshold as of March 31, 2013.
Fees Paid in Connection With the Operations of the Company
The Advisor receives an acquisition fee of 1.0% of the contract purchase price of each asset acquired and is reimbursed for acquisition expenses incurred in the process of acquiring assets in an amount estimated to be approximately 0.5% of the purchase price of each property (including the Company's pro rata share of debt attributable to such property) and 0.5% of the amount advanced for a loan or other investment (including the Company's pro rata share of debt attributable to such investment). In no event will the total of all acquisition fees and acquisition expenses (including any financing coordination fee) payable with respect to a particular asset exceed 4.5% of the contract purchase price of the asset.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2013
(Unaudited)

The Company pays the Advisor an asset management fee equal to 0.75% per annum of the cost of the Company's assets (cost includes the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but excludes acquisition fees) plus costs and expenses incurred by the Advisor in providing asset management services; provided, however, that the asset management fee is reduced by any amounts payable to the Property Manager as an oversight fee, such that the aggregate of the asset management fee and the oversight fee does not exceed 0.75% per annum of the cost of the Company's assets plus costs and expenses incurred by the Advisor in providing asset management services. Prior to July 1, 2012, this fee was payable in monthly installments, at the discretion of the Company's board, in cash, common stock or restricted stock grants, or any combination thereof.  Effective July 1, 2012, the payment of asset management fees in monthly installments in cash, shares or restricted stock grants, or any combination thereof to the Advisor was eliminated. Instead the Company expects to issue (subject to periodic approval by the board of directors) to the Advisor performance-based restricted partnership units of the OP designated as "Class B units," which are intended to be profits interests and will vest, and no longer be subject to forfeiture, at such time as: (x) the value of the OP's assets plus all distributions made equals or exceeds the total amount of capital contributed by investors plus a 6.0% cumulative, pre-tax, non-compounded annual return thereon (the "economic hurdle"); (y) any one of the following occurs: (1) the termination of the advisory agreement by an affirmative vote of a majority of the Company's independent directors without cause; (2) a listing; or (3) another liquidity event; and (z) the Advisor is still providing advisory services to the Company (the "performance condition"). Such Class B units will be forfeited immediately if: (a) the advisory agreement is terminated other than by an affirmative vote of a majority of the Company's independent directors without cause; or (b) the advisory agreement is terminated by an affirmative vote of a majority of the Company's independent directors without cause before the economic hurdle has been met. When and if approved by the board of directors, the Class B units are expected to be issued to the Advisor quarterly in arrears pursuant to the terms of the OP agreement. As of March 31, 2013, the Company cannot determine the probability of achieving the performance condition. The value of issued Class B units will be determined and expensed, when the Company deems the achievement of the performance condition to be probable. The Advisor will receive distributions on unvested Class B units equal to the distribution rate received on the Company's common stock. Such distributions on issued Class B units are included in general and administrative expenses in the consolidated statement of operations and comprehensive loss until the performance condition is considered probable to occur. In December 2012 and January 2013, the board of directors approved the issuance of 43,968 and 72,211 Class B units to the Advisor in connection with this arrangement.
Unless the Company contracts with a third party, the Company will pay the Property Manager a property management fee equal to: (i) for non-hotel properties, 4.0% of gross revenues from the properties managed, plus market-based leasing commissions; and (ii) for hotel properties, a market-based fee based on a percentage of gross revenues.  The Company will also reimburse the Property Manager for property-level expenses.  The Property Manager may subcontract the performance of its property management and leasing services duties to third parties and pay all or a portion of its property management fee to the third parties with whom it contracts for these services. If the Company contracts directly with third parties for such services, the Company will pay them customary market fees and will pay the Property Manager an oversight fee equal to 1.0% of the gross revenues of the property managed.
If the Advisor provides services in connection with the origination or refinancing of any debt that the Company obtains and uses to acquire assets, or that is assumed, directly or indirectly, in connection with the acquisition of assets, the Company will pay the Advisor a financing coordination fee equal to 0.75% of the amount available or outstanding under such financing or such assumed debt.
Effective March 1, 2013, the Company entered into an agreement with the Dealer Manager to provide strategic advisory services and investment banking services required in the ordinary course of the Company's business, such as performing financial analysis, evaluating publicly traded comparable companies and assisting in developing a portfolio composition strategy, a capitalization structure to optimize future liquidity options and structuring operations.  Strategic advisory fees are included in general and administrative expenses in the consolidated statement of operations and comprehensive loss.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2013
(Unaudited)

The following table details amounts incurred, forgiven and contractually due in connection with the operations related services described above as of and for the periods presented:

	Three Months Ended March 31,				Payable as of
	2013		2012		March 31,	December 31,
(In thousands)	Incurred	Forgiven	Incurred	Forgiven	2013	2012
One-time fees and reimbursements:
Acquisition fees and related cost reimbursements	$1,687	$—	$207	$—	$—	$2,018
Financing coordination fees	450	—	—	—	—	539
Ongoing fees:
Asset management fees (1)	—	—	—	231	—	—
Property management and leasing fees	—	186	—	84	—	—
Strategic advisory fees	151	—	—	—	151	—
Distributions on Class B Units	28	—	—	—	28	—
Total related party operational fees and reimbursements	$2,316	$186	$207	$315	$179	$2,557
___________________________________________

(1)
Asset management fees through June 30, 2012, were waived.  Effective July 1, 2012, the Company began issuing to the Advisor restricted performance based Class B units for asset management services, which will be forfeited immediately if certain conditions occur.

The Company will reimburse the Advisor's costs and expenses of providing services, subject to the limitation that it will not reimburse the Advisor for any amount by which the Company's total operating expenses (including the asset management fee, but excluding organization and offering expenses, acquisition fees, acquisition expenses, financing coordination fees and certain other items) for the four preceding fiscal quarters exceeds the greater of (a) 2.0% of average invested assets and (b) 25.0% of net income other than any additions to reserves for depreciation, bad debt or other similar non cash reserves and excluding any gain from the sale of assets for that period.  Additionally, the Company will not reimburse the Advisor for personnel costs in connection with services for which the Advisor receives a separate fee.  No reimbursement was incurred from the Advisor for providing administrative services for the three months ended March 31, 2013 or 2012.
In order to improve operating cash flows and the ability to pay distributions from operating cash flows, the Advisor agreed to waive certain fees including asset management and property management fees. Because the Advisor waived certain fees, cash flow from operations that would have been paid to the Advisor was available to pay distributions to stockholders.  The fees that were forgiven are not deferrals and accordingly, will not be paid to the Advisor in cash. Additionally, to improve the Company's working capital, the Advisor may elect to absorb a portion of the Company's expenses. The following table details property operating and general and administrative expenses absorbed by the Advisor during the three months ended March 31, 2013 and 2012. These costs are presented net in the accompanying consolidated statements of operations and comprehensive loss.

	Three Months Ended March 31,
(In thousands)	2013	2012
Property operating expenses absorbed	$—	$170
General and administrative expenses absorbed	350	213
Total expenses absorbed	$350	$383
The Company had a receivable from affiliates of $0.4 million and $0.3 million at March 31, 2013 and December 31, 2012, respectively, related to absorbed property operating and general and administrative expenses, respectively.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2013
(Unaudited)

As the Company's real estate portfolio matures, the Company expects cash flows from operations (reported in accordance with GAAP) to cover a more significant portion of distributions and over time to cover the entire distribution. As the cash flows from operations become more significant, the Advisor and Property Manager may discontinue their past practice of absorbing costs and forgiving fees and may charge the full fee owed to them in accordance with the Company's agreements with them.
Fees Paid in Connection with the Liquidation or Listing of the Company's Real Estate Assets
For substantial assistance in connection with the sale of properties, the Company will pay the Advisor a property disposition fee, not to exceed the lesser of 2.0% of the contract sale price of the property and 50% of the competitive real estate commission paid if a third party broker is also involved; provided, however that in no event may the property disposition fee paid to the Advisor when added to real estate commissions paid to unaffiliated third parties exceed the lesser of 6.0% of the contract sales price and a competitive real estate commission. For purposes of the foregoing, "competitive real estate commission" means a real estate brokerage commission for the purchase or sale of a property which is reasonable, customary and competitive in light of the size, type and location of the property. No such fees were incurred or paid for the three months ended March 31, 2013 or 2012.
An affiliate of the Advisor will receive from time to time, when available, a subordinated participation in the net sales proceeds from the sale of assets of 15.0% of the remaining net sale proceeds after return of capital contributions to investors plus payment to investors of an annual 6.0% cumulative, pre-tax non-compounded return on the capital contributed by investors.  No such amounts were incurred or paid for the three months ended March 31, 2013 or 2012.
Upon the listing of the Company's common stock, an affiliate of the Advisor will receive a non-interest bearing promissory note equal to 15.0% of the amount, if any, by which the sum of the Company's market value plus distributions paid by the Company prior to listing exceeds the sum of the aggregate capital contributed by investors plus an amount equal to an annual 6.0% cumulative, non-compounded return to investors. No such amounts were incurred or paid for the three months ended March 31, 2013 and 2012.
Upon termination of the advisory agreement, an affiliate of the Advisor shall be entitled to a subordinated termination fee payable in the form of a non-interest bearing promissory note. In addition, the affiliate of the Advisor may elect to defer its right to receive a subordinated termination amount until either a listing or other liquidity event occurs.
Note 11 — Economic Dependency
Under various agreements, the Company has engaged or will engage the Advisor and its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company's common stock available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations.
As a result of these relationships, the Company is dependent upon the Advisor and its affiliates. In the event that these companies are unable to provide the Company with the respective services, the Company will be required to find alternative providers of these services.
Note 12 — Share-Based Compensation
Stock Option Plan
The Company has a stock option plan (the "Plan") which authorizes the grant of nonqualified stock options to the Company's independent directors, officers, advisors, consultants and other personnel, subject to the absolute discretion of the board of directors and the applicable limitations of the Plan. The exercise price for all stock options granted under the Plan will be fixed at $10.00 per share until the termination of the IPO, and thereafter the exercise price for stock options granted to the independent directors will be equal to the fair market value of a share on the last business day preceding the annual meeting of stockholders. Upon a change in control, unvested options will become fully vested and any performance conditions imposed with respect to the option will be deemed to be fully achieved.  A total of 0.5 million shares have been authorized and reserved for issuance under the Plan. As of March 31, 2013 and December 31, 2012, no stock options were issued under the Plan.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2013
(Unaudited)

Restricted Share Plan
The Company has an employee and director incentive restricted share plan (the "RSP") that provides for the automatic grant of 3,000 restricted shares of common stock to each of the independent directors, without any further action by the Company's board of directors or the stockholders, on the date of initial election to the board of directors and on the date of each annual stockholder's meeting. Restricted stock issued to independent directors will vest over a five-year period following the first anniversary of the date of grant in increments of 20% per annum. The RSP provides the Company with the ability to grant awards of restricted shares to the Company's directors, officers and employees (if the Company ever has employees), employees of the Advisor and its affiliates, employees of entities that provide services to the Company, directors of the Advisor or of entities that provide services to the Company, certain consultants to the Company and the Advisor and its affiliates or to entities that provide services to the Company.  The total number of shares of common stock granted under the RSP shall not exceed 5.0% of the Company's outstanding shares on a fully diluted basis at any time, and in any event will not exceed 7.5 million shares (as such number may be adjusted for stock splits, stock dividends, combinations and similar events).
Restricted share awards entitle the recipient to receive shares of common stock from the Company under terms that provide for vesting over a specified period of time or upon attainment of pre-established performance objectives. Such awards would typically be forfeited with respect to the unvested shares upon the termination of the recipient's employment or other relationship with the Company. Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares may receive cash distributions prior to the time that the restrictions on the restricted shares have lapsed. Any distributions payable in common shares shall be subject to the same restrictions as the underlying restricted shares. The following table displays restricted share award activity during the three months ended March 31, 2013:

	Number of Common Shares	Weighted-Average Issue Price
Unvested, December 31, 2012	19,800	$9.55
Vested	—	—
Granted	—	—
Forfeited	—	—
Unvested, March 31, 2013	19,800	$9.55
The fair value of the shares, based on the per share price in the IPO, will be expensed over the vesting period of five years. Compensation expense related to restricted stock was $12,000 and $8,000 and for the three months ended March 31, 2013 and 2012, respectively.
Other Share-Based Compensation
The Company may issue common stock in lieu of cash to pay fees earned by the Company's directors, at the respective directors' election. There are no restrictions on the shares issued. The Company issued 1,500 shares of common stock to directors in lieu of approximately $13,000 for services performed during the three months ended March 31, 2013. No such shares were issued during the three months ended March 31, 2012.
Note 13 — Net Loss Per Share
The following is a summary of the basic and diluted net loss per share computation for the three months ended March 31, 2013 and 2012:

	Three Months Ended March 31,
(In thousands, except share and per share data)	2013	2012
Net loss attributable to stockholders	$(2,794)	$(619)
Weighted average common shares outstanding	23,217,358	7,490,591
Basic and diluted net loss per share attributable to stockholders	$(0.12)	$(0.08)

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2013
(Unaudited)

There were no distributions paid on unvested restricted stock during the three months ended March 31, 2013 and 2012.  Diluted net loss per share assumes the conversion of all common share equivalents into an equivalent number of common shares, unless the effect is antidilutive.  The Company considers unvested restricted stock, Preferred Shares, units of limited partner interests in the OP ("OP units") and Class B units to be common share equivalents. The following common stock equivalents as of March 31, 2013 and 2012 were excluded from diluted loss per share computations as their effect would have been antidilutive for the three months ended March 31, 2013 and 2012:

	March 31,
	2013	2012
Unvested restricted stock	19,800	13,800
OP units	200	200
Class B units	116,179	—
Total common share equivalents	136,179	14,000
Note 14 — Non-Controlling Interests
The Company is the sole general partner and holds the majority of OP units. The Advisor, a limited partner, holds 200 OP units, which represents a nominal percentage of the aggregate OP ownership. A holder of OP units has the right to convert OP units for the cash value of a corresponding number of shares of common stock or, at the Company's option, a corresponding number of shares of common stock. The remaining rights of the holders of OP units are limited, however, and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the OP's assets.
The Company is the controlling member of the limited liability company that owns the Bleecker Street properties, acquired in December 2010. In December 2010, an unrelated third-party and a related party, American Realty Capital Operating Partnership, L.P. contributed $1.0 million and $12.0 million to acquire the Bleecker Street properties, respectively.  The Company has the sole voting rights under the operating agreement of this limited liability company.
The non-controlling members' aggregate initial investment balance of $13.0 million has been reduced by the monthly distributions paid to each non-controlling member.  There were approximately $17,000 and $0.2 million of distributions to non-controlling members during the three months ended March 31, 2013 and 2012, respectively.
The Company fully redeemed the related party's non-controlling interest of $12.0 million in Bleecker Street in June 2012. The Company may elect to redeem the third party's interest in Bleecker Street at any time after December 1, 2013.  Under this election, the redemption price is the member's initial capital contribution and any unpaid distributions or, if the Company is simultaneously selling its interest to a third party, the redemption price is the member's pro-rata share of Bleecker Street based on its cumulative capital contribution. If a sale of Bleecker Street occurs before the Company elects to purchase the third party non-controlling members' interest, all net profits or losses derived from the sale shall be distributed to all members pro-rata, based on their cumulative capital contributions. If a sale of Bleecker Street occurs after December 1, 2013, or the date the Company elects to redeem the non-controlling members' interest, then the Company receives all net profits or losses derived from the sale.
The Company is the controlling member of the limited liability company that owns the 163 Washington Avenue Apartments, acquired in September 2012. The Company has the sole voting rights under the operating agreement of this limited liability company. The non-controlling members' aggregate initial investment balance of $0.5 million will be reduced by the distributions paid to each non-controlling member. No distributions were paid during three months ended March 31, 2013.
Note 15 — Subsequent Events
The Company has evaluated subsequent events through the filing of this Form 10-Q, and determined that there have not been any events that have occurred that would require adjustments to disclosures in the consolidated financial statements except for the following transactions:

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2013
(Unaudited)

Sales of Common Stock
 As of April 30, 2013, the Company had 35.4 million shares of common stock outstanding, including converted Preferred Shares, unvested restricted shares and shares issued under the DRIP. As of April 30, 2013, the aggregate value of all share issuances was $353.9 million based on a per share value of $10.00 (or $9.50 per share for shares issued under the DRIP).
Capital received, including shares issued under the DRIP and net of repurchases of common stock, is as follows:

Source of Capital (In thousands)	Inception to March 31, 2013	April 1, 2013 to April 30, 2013	Total
Common stock	$260,787	$69,761	$330,548
Converted preferred stock	16,954	—	16,954
Contributions from non-controlling interest holders, net of redemptions	1,000	—	1,000
	$278,741	$69,761	$348,502

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations.
The following discussion and analysis should be read in conjunction with the accompanying financial statements of American Realty Capital New York Recovery REIT, Inc. and the notes thereto. As used herein, the terms "we," "our" and "us" refer to American Realty Capital New York Recovery REIT, Inc., a Maryland corporation, and, as required by context, to New York Recovery REIT Operating Partnership, L.P., a Delaware limited partnership, which we refer to as the "OP," and to their subsidiaries. American Realty Capital New York Recovery REIT, Inc. is externally managed by New York Recovery Advisors, LLC (our "Advisor"), a Delaware limited liability company.
Forward-Looking Statements
Certain statements included in this Quarterly Report on Form 10-Q are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of American Realty Capital New York Recovery REIT, Inc. (the "Company," "we" "our" or "us") and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as "may," "will," "seeks," "anticipates," "believes," "estimates," "expects," "plans," "intends," "should" or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.
The following are some of the risks and uncertainties, although not all risks and uncertainties, that could cause our actual results to differ materially from those presented in our forward-looking statements:

•	We and our Advisor have a limited operating history and our Advisor has limited experience operating a public company. This inexperience makes our future performance difficult to predict.

•
All of our executive officers are also officers, managers and/or holders of a direct or indirect controlling interest in our Advisor, our dealer manager, Realty Capital Securities, LLC (the "Dealer Manager"), and other American Realty Capital-affiliated entities.  As a result, our executive officers, our Advisor and its affiliates face conflicts of interest, including significant conflicts created by our Advisor's compensation arrangements with us and other investors advised by American Realty Capital affiliates and conflicts in allocating time among these investors and us. These conflicts could result in unanticipated actions.

•
Because investment opportunities that are suitable for us may also be suitable for other American Realty Capital-advised programs or investors, our Advisor and its affiliates face conflicts of interest relating to the purchase of properties and other investments and such conflicts may not be resolved in our favor, meaning that we could invest in less attractive assets, which could reduce the investment return to our stockholders.

•
If we raise substantially less than the maximum offering in our ongoing initial public offering ("IPO"), we may not be able to invest in a diverse portfolio of real estate assets and the value of an investment in us may vary more widely with the performance of specific assets.

•
While we are raising capital and investing the proceeds of our ongoing IPO, the competition for the type of properties we desire to acquire may cause our distributions and the long-term returns of our investors to be lower than they otherwise would be.

•	We depend on tenants for our revenue, and, accordingly, our revenue is dependent upon the success and economic viability of our tenants.

•	Increases in interest rates could increase the amount of our debt payments and limit our ability to pay distributions.

•
We may not generate cash flows sufficient to pay our distributions to stockholders, as such, we may be forced to borrow at higher rates or depend on our Advisor or our property manager, New York Recovery Properties, LLC (the "Property Manager"), to waive reimbursement of certain expenses and fees to fund our operations.

•	No public market currently exists, or may ever exist, for shares of our common stock, which are, and may continue to be, illiquid.

•	If we and our Advisor are unable to find sufficient suitable investments, then we may not be able to achieve our investment objectives or pay distributions.

•	We may be unable to pay or maintain cash distributions or increase distributions over time.

•	We are obligated to pay substantial fees to our Advisor and its affiliates, including fees payable upon the sale of properties.

•	We are subject to risks associated with the significant dislocations and liquidity disruptions that recently existed or occurred in the credit markets of the United States.

•	We may fail to continue to qualify to be treated as a real estate investment trust for U.S. federal income tax purposes("REIT").

•	Our properties may be adversely affected by the current economic downturn, as well as economic cycles and risks inherent to the New York metropolitan statistical area, especially New York City.

•	We owned only 17 properties as of March 31, 2013.
Overview
 We were incorporated on October 6, 2009 as a Maryland corporation and qualified as a REIT, beginning with the taxable year ended December 31, 2010.  On September 2, 2010, we commenced our IPO on a "reasonable best efforts" basis of up to 150.0 million shares of common stock, $0.01 par value per share, at a price of $10.00 per share, subject to certain volume and other discounts, pursuant to our Registration Statement on Form S-11, as amended (File No. 333-163069) (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act").  Our Registration Statement also covers up to 25.0 million shares available pursuant to a distribution reinvestment plan (the "DRIP") under which our common stockholders may elect to have their distributions reinvested in additional shares of our common stock at the greater of $9.50 per share or 95% of the estimated value of a share of common stock.
As of March 31, 2013, we had 28.4 million shares of common stock outstanding, including unvested restricted shares, converted shares of convertible preferred stock (the "Preferred Shares") and shares issued under the DRIP. As of March 31, 2013, we had received total gross proceeds from the IPO, including shares issued under the DRIP, of $260.8 million from the sale of 26.4 million shares of common stock.  In addition, we sold 2.0 million Preferred Shares for gross proceeds of $17.0 million in a private placement pursuant to Rule 506 of Regulation D of the Securities Act, which terminated on September 2, 2010, the effective date of the Registration Statement. On December 15, 2011, we exercised our option to convert the Preferred Shares into 2.0 million shares of common stock on a one-for-one basis. As of March 31, 2013, the aggregate value of all issuances and subscriptions of common stock outstanding was $283.4 million based on a per share value of $10.00 (or $9.50 for shares issued under the DRIP).
 We were formed to acquire high quality, income-producing commercial and residential real estate in the New York metropolitan area, and, in particular, properties located in New York City, with a focus on office and retail properties. All such properties may be acquired and operated by us alone or jointly with another party. We also may originate or acquire first mortgage loans secured by real estate.  We purchased our first property and commenced active operations in June 2010.  As of March 31, 2013, we owned 17 properties consisting of 0.8 million rentable square feet, which were 94.2% leased on a weighted average basis with a weighted average remaining lease term of 9.5 years.
Substantially all of our business is conducted through the OP. We have no paid employees.  We retained our Advisor to manage our affairs on a day-to-day basis. The Property Manager serves as our property manager, unless services are performed by a third party for specific properties. The Dealer Manager serves as the dealer manager of our IPO.  The Advisor and the Property Manager are wholly owned entities of, and the Dealer Manager is under common control with, American Realty Capital III, LLC (the "Sponsor"), as a result of which they are related parties, and receive compensation, fees and expense reimbursements for services related to the IPO and for the investment and management of the our assets. These entities receive fees during the offering, acquisition, operational and liquidation stages.
Significant Accounting Estimates and Critical Accounting Policies
Set forth below is a summary of the significant accounting estimates and critical accounting policies that management believes are important to the preparation of our consolidated financial statements. Certain of our accounting estimates are particularly important for an understanding of our financial position and results of operations and require the application of significant judgment by our management. As a result, these estimates are subject to a degree of uncertainty. These significant accounting estimates and critical accounting policies include:

Offering and Related Costs
Offering and related costs include all expenses incurred in connection with our IPO. Offering costs (other than selling commissions and the dealer manager fees) include costs that may be paid by the Advisor, the Dealer Manager or their affiliates on our behalf.  These costs include but are not limited to (i) legal, accounting, printing, mailing, and filing fees; (ii) escrow service related fees; (iii) reimbursement of the Dealer Manager for amounts it may pay to reimburse the bona fide diligence expenses of broker-dealers; and (iv) reimbursement to the Advisor for a portion of the costs of its employees and other costs in connection with preparing supplemental sales materials and related offering activities. We are obligated to reimburse the Advisor or its affiliates, as applicable, for organization and offering costs paid by them on our behalf, provided that the Advisor is obligated to reimburse us to the extent organization and offering costs (excluding selling commissions and the dealer manager fee) incurred by us in our offering exceed 1.5% of gross offering proceeds in the IPO. As a result, these costs are only our liability to the extent aggregate selling commissions, the dealer manager fee and other organization and offering costs do not exceed 11.5% of the gross proceeds determined at the end of our IPO.
Revenue Recognition
Our revenues, which are derived primarily from rental income, include rents that each tenant pays in accordance with the terms of each lease reported on a straight-line basis over the initial term of the lease. Since many of our leases provide for rental increases at specified intervals, straight-line basis accounting requires us to record a receivable, and include in revenues, unbilled rent receivables that we will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease.
We continually review receivables related to rent and unbilled rent receivables and determine collectability by taking into consideration the tenant's payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is in doubt, we record an increase in our allowance for uncollectible accounts or record a direct write-off of the receivable in our consolidated statements of operations.
Investments in Real Estate
Investments in real estate are recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of up to 40 years for buildings, 15 years for land improvements, five to ten years for fixtures and building improvements, and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.
We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our investments in real estate, we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.
We are required to present the operations related to properties that have been sold or properties that are intended to be sold as discontinued operations in the statement of operations for all periods presented. Properties that are intended to be sold are to be designated as "held for sale" on the balance sheet.
Long-lived assets are carried at cost and evaluated for impairment when events or changes in circumstances indicate such an evaluation is warranted or when they are designated as held for sale. Valuation of real estate is considered a "critical accounting estimate" because the evaluation of impairment and the determination of fair values involve a number of management assumptions relating to future economic events that could materially affect the determination of the ultimate value, and therefore, the carrying amounts, of our real estate. Additionally, decisions regarding when a property should be classified as held for sale are also highly subjective and require significant management judgment.

Events or changes in circumstances that could cause an evaluation for impairment include the following:

•	a significant decrease in the market price of a long-lived asset;

•	a significant adverse change in the extent or manner in which a long-lived asset is being used or in its physical condition;

•	a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset, including an adverse action or assessment by a regulator;

•	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset; and

•
a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset.

We review our portfolio on an ongoing basis to evaluate the existence of any of the aforementioned events or changes in circumstances that would require us to test for recoverability. In general, our review of recoverability is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property's use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value expected, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. We are required to make subjective assessments as to whether there are impairments in the values of our investments in real estate. These assessments have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income.
Purchase Price Allocation
We allocate the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, land improvements, buildings, fixtures and tenant improvements on an as-if vacant basis. We utilize various estimates, processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, land improvements, buildings and fixtures are based on cost segregation studies performed by independent third parties or on our analysis of comparable properties in our portfolio. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships, as applicable.
The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors considered by us in our analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period, which typically ranges from six to 12 months. We also estimate costs to execute similar leases, including leasing commissions, legal and other related expenses.
Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management's estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease intangibles are amortized as a decrease to rental income over the remaining term of the lease.  The capitalized below-market lease values are amortized as an increase to rental income over the remaining term and any fixed rate renewal periods provided within the respective leases. In determining the amortization period for below-market lease intangibles, we initially will consider, and periodically evaluate on a quarterly basis, the likelihood that a lessee will execute the renewal option.  The likelihood that a lessee will execute the renewal option is determined by taking into consideration the tenant's payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.
The aggregate value of intangible assets related to customer relationships, as applicable, is measured based on our evaluation of the specific characteristics of each tenant's lease and our overall relationship with the tenant. Characteristics considered by us in determining these values include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant's credit quality and expectations of lease renewals, among other factors.

The value of in-place leases is amortized to expense over the initial term of the respective leases, which range primarily from 1 to 28 years. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.
 In making estimates of fair values for purposes of allocating purchase price, we utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. We also consider information obtained about each property as a result of our pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.
Derivative Instruments
We may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings. The principal objective of such agreements is to minimize the risks and costs associated with our operating and financial structure as well as to hedge specific anticipated transactions.
We record all derivatives on the balance sheet at fair value.  The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives also may be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that is attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge.  We may enter into derivative contracts that are intended to economically hedge certain of our risk, even though hedge accounting does not apply or we elect not to apply hedge accounting.
Recently Issued Accounting Pronouncements
In December 2011, the Financial Accounting Standards Board ("FASB") issued guidance regarding disclosures about offsetting assets and liabilities, which requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The guidance is effective for fiscal years and interim periods beginning on or after January 1, 2013 with retrospective application for all comparative periods presented. The adoption of this guidance, which is related to disclosure only, did not have a material impact on our consolidated financial position, results of operations or cash flows.
In July 2012, the FASB issued revised guidance intended to simplify how an entity tests indefinite-lived intangible assets for impairment. The amendments will allow an entity first to assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test. An entity will no longer be required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative test unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments are effective for annual and interim indefinite-lived intangible asset impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. The adoption of this guidance did not have a material impact on our consolidated financial position, results of operations or cash flows.
In February 2013, the FASB issued guidance which requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. The guidance is effective for annual and interim periods beginning after December 15, 2012 with early adoption permitted. The adoption of this guidance, which is related to disclosure only, did not have a material impact on our consolidated financial position, results of operations or cash flows.
In February 2013, the FASB issued new accounting guidance clarifying the accounting and disclosure requirements for obligations resulting from joint and several liability arrangements for which the total amount under the arrangement is fixed at the reporting date. The new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2013. We do not expect the adoption of this guidance to have a material impact on our consolidated financial position, results of operations or cash flows.

Properties
The Company's portfolio of real estate properties is comprised of the following properties as of March 31, 2013:

Portfolio Property	Acquisition Date	Number of Properties	RentableSquare Feet	Occupancy	Remaining Lease Term (1)	Annualized Net Operating Income (2)	Base Purchase Price (3)	Capitalization Rate (4)	Annualized Rental Income (5) per RentedSquare Foot
						(In thousands)	(In thousands)
Interior Design Building	Jun. 2010	1	81,082	100.0%	3.2	$2,320	$32,250	7.2%	$40.13
367 - 387 Bleecker Street (6)	Dec. 2010	3	9,724	100.0%	6.9	2,462	34,000	7.2%	262.65
Foot Locker	Apr. 2011	1	6,118	100.0%	12.8	453	6,166	7.3%	74.37
Regal Parking Garage	Jun. 2011	1	12,856	100.0%	21.3	405	5,400	7.5%	31.50
Duane Reade	Oct. 2011	1	9,767	100.0%	15.6	960	14,000	6.9%	98.29
416 Washington Street	Nov. 2011	1	22,306	100.0%	12.2	928	9,860	9.4%	47.34
One Jackson Square	Nov. 2011	1	7,080	100.0%	14.3	1,645	22,500	7.3%	236.16
350 West 42nd Street	Mar. 2012	1	42,774	100.0%	13.4	1,554	20,700	7.5%	41.73
1100 Kings Highway	May 2012	1	61,318	100.0%	8.6	2,344	36,727	6.4%	41.52
163 Washington Avenue Apartments (7)	Sep. 2012	1	41,613	96.0%	1.1	1,750	31,500	5.6%	49.37
1623 Kings Highway	Oct. 2012	1	19,960	100.0%	9.9	1,032	13,250	7.8%	52.96
256 West 38th Street	Dec. 2012	1	118,815	86.9%	4.9	3,295	48,600	6.8%	32.72
229 West 36th Street	Dec. 2012	1	148,894	100.0%	12.2	5,991	64,850	9.2%	49.89
350 Bleecker Street	Dec. 2012	1	14,511	100.0%	12.7	1,008	10,900	9.2%	66.89
Portfolio, December 31, 2012		16	596,818	97.1%	9.2	26,147	350,703	7.5%	51.22

218 West 18th Street	Mar. 2013	1	165,670	83.7%	10.5	7,840	112,000	7.0%	58.15
Portfolio, March 31, 2013		17	762,488	94.2%	9.5	$33,987	$462,703	7.3%	$52.56
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(1)	Remaining lease term in years as of March 31, 2013, calculated on a weighted-average basis.

(2)
Annualized net operating income for the three months ended March 31, 2013 or since acquisition date.  Net operating income is rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses.

(3)	Contract purchase price, excluding acquisition related costs.

(4)	Annualized net operating income divided by base purchase price.

(5)	Annualized rental income as of March 31, 2013 for the in-place leases in the property portfolio on a straight-line basis, which includes tenant concessions such as free rent, as applicable.

(6)
Non-controlling interest holders contributed $13.0 million to purchase this portfolio. The Company redeemed $12.0 million of an affiliate's non-controlling interest during the year ended December 31, 2012.

(7)	Non-controlling interest holder retained an equity interest in the property with a value of $0.4 million, which is excluded from the cash purchase price of $31.5 million reported above.

Results of Operations
As of March 31, 2013, we owned 17 properties which were 94.2% leased on a weighted average basis. As of January 1, 2012, we owned nine properties (our "Same Store"), which were 91.0% leased on a weighted average basis. Accordingly, our results of operations for the three months ended March 31, 2013 as compared to the three months ended March 31, 2012, reflect significant increases in most categories.
Comparison of Three Months Ended March 31, 2013 to Three Months Ended March 31, 2012
Rental Income
Rental income increased $5.2 million to $7.7 million for the three months ended March 31, 2013, from $2.5 million for the three months ended March 31, 2012. The increase in rental income was primarily driven by our acquisition of eight properties since January 1, 2012, which resulted in an increase in rental income of $4.9 million for the three months ended March 31, 2013, compared to the three months ended March 31, 2012. Rental income in our Same Store increased $0.3 million due to at new leasing activity at the Interior Design Building and One Jackson Square. Our Same Store is 100.0% leased as of March 31, 2013 compared to 91.0% leased as of January 1, 2012.
Operating Expense Reimbursements
Operating expense reimbursements increased $0.5 million to $0.7 million for the three months ended March 31, 2013 from $0.2 million for three months ended March 31, 2012.  The increase in rental income was driven by our acquisition of eight properties since January 1, 2012.
Property Operating Expenses
Property operating expenses increased $1.4 million to $1.7 million for the three months ended March 31, 2013, from $0.3 million for the three months ended March 31, 2012.  The increase in property operating expenses related primarily to real estate taxes, maintenance and insurance costs associated with the properties that have been acquired since January 1, 2012, which resulted in an increase of $1.2 million for the three months ended March 31, 2013. The remainder of the increase related to $0.2 million of property operating expenses absorbed by our Advisor during the three months ended March 31, 2012. No such expenses were absorbed during the three months ended March 31, 2013.
Operating Fees to Affiliates
Our affiliated Property Manager is entitled to fees for the management of our properties.  Our Property Manager elected to waive these fees for the three months ended March 31, 2013 and 2012.  For the three months ended March 31, 2013 and 2012, we would have incurred property management fees of $0.2 million and $0.1 million, respectively, had these fees not been waived.
Effective July 1, 2012, the payment of asset management fees in cash, shares or restricted stock grants, or any combination thereof to the Advisor was eliminated. Instead the Company expects to issue (if approved by the board of directors) to the Advisor Class B units, which will be forfeited unless certain conditions are met. During the three months ended March 31, 2013, the board of directors approved the issuance of 72,211 Class B units to the Advisor in connection with this arrangement. During the three months ended March 31, 2012, we would have incurred asset management fees of $0.2 million had these fees not been waived.
Acquisition and Transaction Related Expenses
Acquisition and transaction related expense increased $2.3 million to $2.8 million for the three months ended March 31, 2013, compared to $0.5 million for the three months ended March 31, 2012. The increase in acquisition and transaction related expenses is related to the acquisition of 218 West 18th Street for a base cash purchase price of $112.0 million during the three months ended March 31, 2013. During the three months ended March 31, 2012, we purchased retail and parking units at 350 West 42nd Street for a base cash purchase price of $20.7 million.
General and Administrative Expenses
General and administrative expenses were $0.2 million for the three months ended March 31, 2013, compared to approximately $11,000 for the three months ended March 31, 2012. The Advisor elected to absorb $0.4 million and $0.2 million of general and administrative expenses during the three months ended March 31, 2013 and 2012, respectively. General and administrative expense primarily related to board member fees and compensation, affiliated advisory services, insurance and professional fees, which increased to support our larger real estate portfolio.

Depreciation and Amortization Expense
Depreciation and amortization expense increased $2.9 million to $4.3 million for the three months ended March 31, 2013, compared to $1.4 million for the three months ended March 31, 2012. The increase in depreciation and amortization expense related mainly to the purchase of eight properties acquired since January 1, 2012, which resulted in additional expense of $2.8 million. Depreciation and amortization expense in our Same Store increased $0.1 million due to building and tenant improvement projects completed at the Interior Design Building.
Interest Expense
Interest expense increased by $1.0 million to $2.1 million for the three months ended March 31, 2013 from $1.1 million for the three months ended March 31, 2012. This increase primarily relates to the increase in mortgage notes payable to $233.1 million with a weighted average effective interest rate of 3.2% as of March 31, 2013, compared to $75.1 million with a weighted average effective interest rate of 4.1% as of March 31, 2012. In addition, the first advance under our credit facility occurred in May 2012. During the three months ended March 31, 2013, we incurred interest expense related to our credit facility on an average outstanding balance of $20.0 million with an average variable interest rate of 2.7%. These increases were partially offset by a reduction in interest expense related to a note payable during the three months ended March 31, 2012, which was repaid in full in April 2012.
We view these secured financing sources as an efficient and accretive means to acquire properties.  Our interest expense in future periods will vary based on our level of future borrowings, which will depend on the level of proceeds raised in our IPO, the cost of borrowings, and the opportunity to acquire real estate assets which meet our investment objectives.
Net Loss (Income) Attributable to Non-Controlling Interests
Net loss of approximately $8,000 during the three months ended March 31, 2013 represents the net loss, including depreciation and amortization, on our Bleecker Street portfolio and the 163 Washington Avenue Apartments attributable to non-controlling interests. Net income of $24,000 during the three months ended March 31, 2012 represents net income, excluding depreciation and amortization, on our Bleecker Street portfolio attributable to non-controlling interest holders.
Cash Flows for the Three Months Ended Ended March 31, 2013
For the three months ended March 31, 2013, net cash used in operating activities was $1.9 million.  The level of cash flows used in or provided by operating activities is affected by the volume of acquisition activity, the timing of interest payments and the amount of borrowings outstanding during the period, as well as the receipt of scheduled rent payments. Cash flows used in operating activities during the three months ended March 31, 2013 included $2.8 million of acquisition and transaction costs. Cash flows used in operating activities included a decrease in accounts payable and accrued expenses of $2.2 million mainly due to the payment of December 2012 acquisition and transaction related expenses and an increase in prepaid expenses and other assets of $1.9 million primarily due to unbilled rent receivables recorded in accordance with accounting for rental income on a straight-line basis. These cash outflows were partially offset by a net loss adjusted for non-cash items, resulting in a cash inflow of $1.8 million (net loss of $2.8 million adjusted for depreciation and amortization of tangible and intangible real estate assets and other non-cash charges of $4.6 million) as well as an increase in deferred rent of $0.3 million.
Net cash used in investing activities during the three months ended March 31, 2013 of $51.3 million related to $51.2 million for the acquisition of 218 West 18th Street as well as $0.2 million for capital expenditures at other properties during the period. 218 West 18th Street was acquired for a base purchase price of $112.0 million, which was partially funded with a $60.0 million mortgage note payable and liabilities assumed at acquisition of $0.8 million primarily related to tenant improvements and deposits.
Net cash provided by financing activities of $52.9 million during the three months ended March 31, 2013 related to proceeds, net of receivables and repurchases, from the issuance of common stock of $76.0 million. These inflows were partially offset by payments related to offering costs of $8.1 million, repayments of mortgage notes payable of $12.5 million, distributions to stockholders of $1.6 million, payments related to financing costs of $0.4 million and increases to restricted cash of $0.4 million.

Cash Flows for the Three Months Ended March 31, 2012
For the three months ended March 31, 2012, net cash provided by operating activities was $1.0 million. The level of cash flows used in or provided by operating activities is affected by acquisition and transaction costs incurred, the timing of interest payments and the amount of borrowings outstanding during the period, as well as the receipt of scheduled rent payments. Cash flows provided by operating activities during the three months ended March 31, 2012 include $0.5 million of acquisition and transaction costs. Cash flows provided by operating activities included a net loss adjusted for non-cash items, resulting in a cash inflow of $0.9 million (net loss of $0.6 million adjusted for depreciation and amortization of tangible and intangible real estate assets of $1.4 million and amortization of deferred financing costs of $0.1 million) as well as a combined increase in accounts payable, accrued expenses and deferred rent of $0.3 million. This cash inflow was partially offset by an increase in prepaid expenses and other assets of $0.2 million primarily due to prepaid real estate taxes and insurance as well as unbilled rent receivables recorded in accordance with accounting for rental income on a straight-line basis.
Net cash used in investing activities during the three months ended March 31, 2012 of $20.5 million related to $20.4 million for the acquisition of real estate assets and $0.1 million for capital expenditures at Interior Design Building.
Net cash provided by financing activities of $15.7 million during the three months ended March 31, 2012 related to proceeds, net of receivables, from the issuance of common stock of $20.6 million. This inflow was partially offset by payments related to offering costs of $3.0 million, distributions to stockholders of $0.5 million, increases in receivables from affiliates of $0.4 million, payments related to financing costs of $0.3 million, increases to restricted cash of $0.3 million, distributions to non-controlling interest holders of $0.2 million and principal payments on mortgage notes payable of $0.1 million.
Liquidity and Capital Resources
Our principal demands for funds will continue to be for property acquisitions, either directly or through investment interests, for the payment of operating expenses, distributions to our stockholders and non-controlling interest holders, and for the payment of principal and interest on our outstanding indebtedness. Generally, capital needs for property acquisitions will be met through net proceeds received from the sale of common stock through our ongoing IPO as well as proceeds from our revolving credit facility and through property-level secured financings. We also may from time to time enter into other agreements with third parties whereby third parties will make equity investments in specific properties or groups of properties that we acquire. Expenditures other than property acquisitions and acquisition and transaction-related costs are expected to be covered by cash flows from operations.
We expect to meet our future short-term operating liquidity requirements through a combination of net cash provided by our current property operations and the operations of properties to be acquired in the future, proceeds from the sale of common stock and proceeds from our credit facility and secured mortgage financings.  Management expects that in the future, as our portfolio matures, our properties will cover operating expenses and the payment of our monthly distribution. Other potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, proceeds from public and private offerings, proceeds from the sale of properties and undistributed funds from operations.
We expect to continue to raise capital through the sale of our common stock and to utilize the net proceeds from the sale of our common stock and proceeds from secured financings and our credit facility to complete future property acquisitions. As of March 31, 2013, we had 28.4 million shares of common stock outstanding, including unvested restricted shares, converted Preferred Shares and shares issued under the DRIP. As of March 31, 2013, we had received gross proceeds of $260.8 million and $17.0 million from the sale of shares of common stock and Preferred Shares, respectively.
Our board of directors has adopted a share repurchase plan that enables our stockholders to sell their shares to us under limited circumstances. At the time a stockholder requests a repurchase, we may, subject to certain conditions, repurchase the shares presented for repurchase for cash to the extent we have sufficient funds available to fund such purchase. The following table reflects the cumulative number of shares repurchased as of December 31, 2012 and for the three months ended March 31, 2013:

	Number of Requests	Number of Shares Repurchased	Average Price per Share
Cumulative repurchase requests as of December 31, 2012	11	84,199	$9.56
Three months ended March 31, 2013	7	62,791	9.35
Cumulative repurchase requests as of March 31, 2013 (1)	18	146,990	$9.47
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(1)	Includes six unfulfilled repurchase requests consisting of 58,488 shares at an average price per share of $9.30, which were approved for repurchase as of March 31, 2013 and completed in April 2013.

As of March 31, 2013, we had cash and cash equivalents of $5.0 million.  We expect cash flows from operations and the sale of common stock to be used primarily to invest in additional real estate, pay debt service, pay operating expenses and pay stockholder distributions.
Acquisitions
Our Advisor evaluates potential acquisitions of real estate and real estate-related assets and engages in negotiations with sellers and borrowers on our behalf.  Investors should be aware that after a purchase contract is executed that contains specific terms the property will not be purchased until the successful completion of due diligence and negotiation of final binding agreements. During this period, we may decide to temporarily invest any unused proceeds from common stock offerings in certain investments that could yield lower returns than the properties. These lower returns may affect our ability to make distributions.
Funds from Operations and Modified Funds from Operations
Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts ("NAREIT"), an industry trade group, has promulgated a measure known as funds from operations ("FFO"), which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to our net income or loss as determined under accounting principles generally accepted in the United States of America ("GAAP").
We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004 (the "White Paper"). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment write-downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT's policy described above.
The historical accounting convention used for real estate assets requires depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances or as requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. Additionally, we believe it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions which can change over time. An asset will only be evaluated for impairment if certain impairment indicators exist and if the carrying, or book value, exceeds the total estimated undiscounted future cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) from such asset. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that due to the fact that impairments are based on estimated undiscounted future cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges.
Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization and impairments, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. However, FFO and modified funds from operations ("MFFO"), as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.

Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that were put into effect in 2009 and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT's definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses for all industries as items that are expensed under GAAP, that are typically accounted for as operating expenses. Management believes these fees and expenses do not affect our overall long-term operating performance. Publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start up entities also may experience significant acquisition activity during their initial years, we believe that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases. As disclosed in the prospectus for our offering (the "Prospectus"), we will use the proceeds raised in the offering to acquire properties, and we intend to begin the process of achieving a liquidity event (i.e., listing of our common stock on a national exchange, a merger or sale of the company or another similar transaction) within three to five years of the completion of the offering. Thus, we will not continuously purchase assets and will have a limited life. Due to the above factors and other unique features of publicly registered, non-listed REITs, the Investment Program Association ("IPA"), an industry trade group, has standardized a measure known as MFFO, which the IPA has recommended as a supplemental measure for publicly registered non-listed REITs and which we believe to be another appropriate supplemental measure to reflect the operating performance of a non-listed REIT having the characteristics described above. MFFO is not equivalent to our net income or loss as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate with a limited life and targeted exit strategy, as currently intended. We believe that, because MFFO excludes costs that we consider more reflective of investing activities and other non-operating items included in FFO and also excludes acquisition fees and expenses that affect our operations only in periods in which properties are acquired, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring our properties and once our portfolio is in place. By providing MFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance after our IPO has been completed and our properties have been acquired. We also believe that MFFO is a recognized measure of sustainable operating performance by the non-listed REIT industry. Further, we believe MFFO is useful in comparing the sustainability of our operating performance after our IPO and acquisitions are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. Investors are cautioned that MFFO should only be used to assess the sustainability of our operating performance after our offering has been completed and properties have been acquired, as it excludes acquisition costs that have a negative effect on our operating performance during the periods in which properties are acquired.
We define MFFO, a non-GAAP measure, consistent with the IPA's Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations ("Practice Guideline") issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income; gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, unrealized gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income in calculating the cash flows provided by operating activities and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized. While we are responsible for managing interest rate, hedge and foreign exchange risk, we do retain an outside consultant to review all our hedging agreements. Inasmuch as interest rate hedges are not a fundamental part of our operations, we believe it is appropriate to exclude such gains and losses in calculating MFFO, as such gains and losses are not reflective of ongoing operations.

Our MFFO calculation complies with the IPA's Practice Guideline described above. In calculating MFFO, we exclude acquisition related expenses, amortization of above and below market leases, fair value adjustments of derivative financial instruments, deferred rent receivables and the adjustments of such items related to noncontrolling interests. Under GAAP, acquisition fees and expenses are characterized as operating expenses in determining operating net income. These expenses are paid in cash by us, and therefore such funds will not be available to distribute to investors. All paid and accrued acquisition fees and expenses negatively impact our operating performance during the period in which properties are acquired and will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property. Therefore, MFFO may not be an accurate indicator of our operating performance, especially during periods in which properties are being acquired. MFFO that excludes such costs and expenses would only be comparable to that of non-listed REITs that have completed their acquisition activities and have similar operating characteristics as us. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities. In addition, we view fair value adjustments of derivatives as items which are unrealized and may not ultimately be realized. We view both gains and losses from dispositions of assets and fair value adjustments of derivatives as items which are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. As disclosed elsewhere in our Prospectus, the purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of our business plan to generate operational income and cash flows in order to make distributions to investors. Acquisition fees and expenses will not be reimbursed by our Advisor if there are no further proceeds from the sale of shares in our offering, and therefore such fees and expenses will need to be paid from either additional debt, operational earnings or cash flows, net proceeds from the sale of properties or from ancillary cash flows.
Our management uses MFFO and the adjustments used to calculate it in order to evaluate our performance against other non-listed REITs which have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate in this manner. We believe that our use of MFFO and the adjustments used to calculate it allow us to present our performance in a manner that reflects certain characteristics that are unique to non-listed REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence that the use of such measures is useful to investors. For example, acquisition costs are funded from the proceeds of our IPO and other financing sources and not from operations. By excluding expensed acquisition costs, the use of MFFO provides information consistent with management's analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe MFFO provides useful supplemental information.
Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way. Accordingly, comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations as an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with GAAP measurements as an indication of our performance. MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is a stated value and there is no net asset value determination during the offering stage and for a period thereafter. MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed. FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO or MFFO.
Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the non-listed REIT industry and we would have to adjust our calculation and characterization of FFO or MFFO.

The table below reflects the items deducted or added to net loss in our calculation of FFO and MFFO during the period presented. The table reflects MFFO in the IPA recommended format and MFFO without the straight-line rent adjustment which management also uses as a performance measure. Items are presented net of non-controlling interest portions where applicable.

Three Months Ended
(In thousands)	March 31, 2013
Net loss attributable to stockholders (in accordance with GAAP)	$(2,794)
Depreciation and amortization	4,246
FFO	1,452
Acquisition fees and expenses (1)	2,800
Amortization of above or accretion of below market leases, net (2)	(70)
Losses from the extinguishment of debts	35
MFFO	4,217
Straight-line rent (3)	(1,373)
MFFO - IPA recommended format	$2,844
______________________________
(1) The purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of our business plan to generate operational income and cash flows in order to make distributions to investors. In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for non-listed REITs that have completed their acquisition activity and have other similar operating characteristics. By excluding expensed acquisition costs, management believes MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management's analysis of the investing and operating performance of our properties. Acquisition fees and expenses include payments to our Advisor or third parties. Acquisition fees and expenses under GAAP are considered operating expenses and as expenses included in the determination of net income and income from continuing operations, both of which are performance measures under GAAP. Such fees and expenses are paid in cash, and therefore such funds will not be available to distribute to investors. Such fees and expenses negatively impact our operating performance during the period in which properties are being acquired. Therefore, MFFO may not be an accurate indicator of our operating performance, especially during periods in which properties are being acquired. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to the property. Acquisition fees and expenses will not be reimbursed by our Advisor if there are no further proceeds from the sale of shares in our IPO, and therefore such fees will need to be paid from either additional debt, operational earnings or cash flows, net proceeds from the sale of properties or from ancillary cash flows.

(2)
Under GAAP, certain intangibles are accounted for at cost and reviewed at least annually for impairment, and certain intangibles are assumed to diminish predictably in value over time and amortized, similar to depreciation and amortization of other real estate related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, management believes that by excluding charges relating to amortization of these intangibles, MFFO provides useful supplemental information on the performance of the real estate.

(3)
Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments), MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments, providing insight on the contractual cash flows of such lease terms and debt investments, and aligns results with management's analysis of operating performance.

Distributions
On September 22, 2010, our board of directors authorized, and we declared, a distribution rate equal to $0.605 per annum per share of common stock, commencing December 1, 2010.  The distributions are payable by the fifth day following each month end to stockholders of record at the close of business each day during the prior month at a rate of $0.00165753424 per day.

During the three months ended March 31, 2013, distributions paid to common stockholders totaled $3.1 million inclusive of $1.5 million of the value of common stock issued under the DRIP.  Distribution payments are dependent on the availability of funds.  Our board of directors may reduce the amount of distributions paid or suspend distribution payments at any time and therefore distribution payments are not assured.
During the three months ended March 31, 2013, cash used to pay our distributions was primarily generated from issuances of common stock and common stock issued under the DRIP.  We have continued to pay distributions to our stockholders each month since our initial distribution payment in April 2010.  There is no assurance that we will continue to declare distributions at this rate.
The following table shows the sources for the payment of distributions to common stockholders for the period presented:

	Three Months Ended
	March 31, 2013
(In thousands)		Percentage of Distributions
Distributions:
Distribution paid in cash	$1,592
Distributions reinvested	1,502
Total distributions	$3,094
Source of distribution coverage:
Cash flows provided by operations (1)	$—	—%
Common stock issued under the DRIP / offering proceeds	1,502	48.5%
Proceeds from issuance of common stock	1,592	51.5%
Proceeds from financings	—	—%
Total sources of distributions	$3,094	100.0%
Cash flows used in operations (GAAP basis) (1)	$(1,917)
Net loss attributable to stockholders (in accordance with GAAP)	$(2,794)
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(1) Cash flows used in operations for the three months ended March 31, 2013 include acquisition and transaction related expenses of $2.8 million.

The following table compares cumulative distributions paid to cumulative net loss (in accordance with GAAP) for the period from October 6, 2009 (date of inception) through March 31, 2013.

For the Period from October 6, 2009 (date of inception) to
(In thousands)	March 31, 2013
Distributions paid:
Preferred stockholders	$2,158
Common stockholders in cash	5,588
Common stockholders pursuant to DRIP / offering proceeds	5,179
Total distributions paid	$12,925

Reconciliation of net loss:
Revenues	$33,661
Acquisition and transaction-related expenses	(11,876)
Depreciation and amortization	(17,466)
Other operating expenses	(6,496)
Other non-operating expenses	(12,134)
Net income attributable to non-controlling interests	(4)
Net loss (in accordance with GAAP) (1)	$(14,315)
__________________________________

(1)	Net loss as defined by GAAP includes the non-cash impact of depreciation and amortization expense as well as costs incurred relating to acquisitions and related transactions.
Loan Obligations
The payment terms of our loan obligations require principal and interest amounts payable monthly with all unpaid principal and interest due at maturity. Our loan agreements stipulate that we comply with specific reporting covenants. As of March 31, 2013, we were in compliance with the debt covenants under our loan agreements.
Our Advisor may, with the approval of our independent directors, seek to borrow short-term capital that, combined with secured mortgage financing, exceeds our targeted leverage ratio. Such short-term borrowings may be obtained from third parties on a case-by-case basis as acquisition opportunities present themselves simultaneous with our capital raising efforts. We view the use of short-term borrowings, including advances under our revolving credit facility, as an efficient and accretive means of acquiring real estate in advance of raising equity capital. Accordingly, we can take advantage of buying opportunities as we expand our fundraising activities. As additional equity capital is obtained, these short-term borrowings and credit facility advances will be repaid. Our secured debt leverage ratio approximated 50.4% (total secured debt as a percentage of total real estate investments) as of March 31, 2013.
Contractual Obligations
The following is a summary of our contractual obligations as of March 31, 2013:

		April 1, 2013 — December 31, 2013	Years Ended December 31,
(In thousands)	Total		2014 — 2015	2016 — 2017	Thereafter
Principal Payments Due:
Mortgage notes payable	$233,057	$60,342	$22,267	$130,897	$19,551
Revolving credit facility	19,995	—	19,995	—	—
	$253,052	$60,342	$42,262	$130,897	$19,551
Interest Payments Due:
Mortgage notes payable	$28,419	$5,536	$12,263	$8,825	$1,795
Revolving credit facility	1,080	405	675	—	—
	$29,499	$5,941	$12,938	$8,825	$1,795

Contractual Lease Obligations
The Company entered into a lease agreement related to the acquisition of 350 Bleecker Street similar to a leasehold interest arrangement. The following table reflects the minimum base rental cash payments due from the Company over the next five years and thereafter under this arrangement. These amounts exclude contingent rent payments, as applicable, that may be payable based on provisions related to increases in annual rent based on exceeding certain economic indexes among other items.

		Years Ended December 31,
(In thousands)	Total	2013	2014 — 2015	2016 — 2017	Thereafter
Lease payments due:	$4,071	$65	$172	$172	$3,662
Election as a REIT
We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with our taxable year ended December 31, 2010. If we continue to qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax to the extent we distribute our REIT taxable income to our stockholders, and so long as we distribute at least 90% of our REIT taxable income. REITs are subject to a number of other organizational and operational requirements. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income. We believe we are organized and operated in such a manner as to continue to qualify to be taxed as a REIT.
Inflation
Some of our leases contain provisions designed to mitigate the adverse impact of inflation. These provisions generally increase rental rates during the terms of the leases either at fixed rates or indexed escalations (based on the Consumer Price Index or other measures). We may be adversely impacted by inflation on the leases that do not contain indexed escalation provisions. In addition, our net leases require the tenant to pay its allocable share of operating expenses, which may include common area maintenance costs, real estate taxes and insurance. This may reduce our exposure to increases in costs and operating expenses resulting from inflation.
Related-Party Transactions and Agreements
We have entered into agreements with our Sponsor and its wholly owned affiliates whereby we pay certain fees, distributions or reimbursements to our Advisor or its affiliates in connection with acquisition and financing activities, sales of common and preferred stock, asset and property management services and reimbursement of operating and offering-related costs. See Note 10 — Related Party Transactions and Arrangements to our consolidated financial statements included in this report for a discussion of the various related-party transactions, agreements and fees.
In addition, the Partnership Agreement was amended as of December 28, 2012, to allow the special allocation, solely for tax purposes, of excess depreciation deductions of up to $10.0 million to our Advisor, a limited partner of the OP.  In connection with this special allocation, our Advisor has agreed to restore a deficit balance in its capital account in the event of a liquidation of the OP and has agreed to provide a guaranty or indemnity of indebtedness of the OP. Our Advisor is directly or indirectly controlled by certain officers and directors.
Off-Balance Sheet Arrangements
On March 30, 2012, we entered into a senior unsecured revolving credit facility in the amount of $40 million. The credit facility contains an "accordion" feature to allow us, under certain circumstances, to increase the aggregate commitments under the credit facility to a maximum of $150 million. The credit facility has a term of 36 months, subject to our right to a 12-month extension. The outstanding balance on the credit facility as of March 31, 2013 was $20.0 million and our unused borrowing capacity was $3.5 million, based on the value of the borrowing base properties as of March 31, 2013.
Item 3.  Quantitative and Qualitative Disclosures About Market Risk.
The market risk associated with financial instruments and derivative financial instruments is the risk of loss from adverse changes in market prices or interest rates. Our long-term debt, which consists of secured financings and our revolving credit facility, bears interest at fixed rates and variable rates. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, from time to time, we may enter into interest rate hedge contracts such as swaps, collars, and treasury lock agreements in order to mitigate our interest rate risk with respect to various debt instruments. We would not hold or issue these derivative contracts for trading or speculative purposes. We do not have any foreign operations and thus we are not exposed to foreign currency fluctuations.

As of March 31, 2013, our debt included fixed-rate secured mortgage notes payable, with a carrying value of $173.1 million and a fair value of $174.5 million. Changes in market interest rates on our fixed-rate debt impact the fair value of the notes, but it has no impact on interest incurred or cash flow. For instance, if interest rates rise 100 basis points and our fixed rate debt balance remains constant, we expect the fair value of our obligation to decrease, the same way the price of a bond declines as interest rates rise. The sensitivity analysis related to our fixed–rate debt assumes an immediate 100 basis point move in interest rates from their March 31, 2013 levels, with all other variables held constant.  A 100 basis point increase in market interest rates would result in a decrease in the fair value of our fixed-rate debt by $1.7 million. A 100 basis point decrease in market interest rates would result in an increase in the fair value of our fixed-rate debt by $1.8 million.
At March 31, 2013 our debt included a variable-rate revolving credit facility and a secured mortgage note payable with a carrying and fair value of $80.0 million. Interest rate volatility associated with this variable-rate credit facility affects interest expense incurred and cash flow. The sensitivity analysis related to our variable-rate debt assumes an immediate 100 basis point move in interest rates from their March 31, 2013 levels, with all other variables held constant. A 100 basis point increase or decrease in variable interest rates on our variable-rate note payable would increase or decrease our interest expense by $0.8 million annually.
These amounts were determined by considering the impact of hypothetical interest rates changes on our borrowing costs, and assuming no other changes in our capital structure.
As the information presented above includes only those exposures that existed as of March 31, 2013, it does not consider exposures or positions arising after that date. The information represented herein has limited predictive value. Future actual realized gains or losses with respect to interest rate fluctuations will depend on cumulative exposures, hedging strategies employed and the magnitude of the fluctuations.
Item 4. Controls and Procedures.
In accordance with Rules 13a-15(b) and 15d-15(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, carried out an evaluation of the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15d-15(e) of the Exchange Act) as of the end of the period covered by this Quarterly Report on Form 10-Q and determined that our disclosure controls and procedures are effective.
No change occurred in our internal controls over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) during the three months ended March 31, 2013 that has materially affected, or is reasonably likely to materially affect, our internal controls over financial reporting.

PART II — OTHER INFORMATION
Item 1. Legal Proceedings.
As of the end of the period covered by this Quarterly Report on Form 10-Q, we are not a party to, and none of our properties are subject to, any material pending legal proceedings.
Item 1A. Risk Factors.
Our potential risks and uncertainties are presented in the section entitled "Risk Factors", contained in the prospectus as supplemented and included in our Registration Statement (File No. 333-163069), as amended from time to time. There have been no material changes from these risk factors, except for the items described below.
Distributions paid from sources other than our cash flows from operations, particularly from proceeds of our IPO, will result in us having fewer funds available for the acquisition of properties and other real estate-related investments and may dilute your interests in us, which may adversely affect our ability to fund future distributions with cash flows from operations and may adversely affect your overall return.
Our cash flows used in operations of $1.9 million for the three months ended March 31, 2013 was a shortfall of $3.1 million, or 100%, to our distributions paid of $3.1 million (inclusive of $1.6 million of common stock issued under the DRIP) during such period. Additionally, we may in the future pay distributions from sources other than from our cash flows from operations.
Until we acquire additional properties or other real estate-related investments, we may not generate sufficient cash flows from operations to pay distributions. Our inability to acquire additional properties or other real estate-related investments may result in a lower return on your investment than you expect. If we have not generated sufficient cash flows from our operations and other sources, such as our Advisor's deferral or suspension or waiver of its fees and expense reimbursements, to fund distributions, we may use the proceeds from this offering, from borrowings or from the sale of additional securities. Moreover, our board of directors may change our distribution policy, in its sole discretion, at any time. Distributions made from offering proceeds are a return of capital to stockholders, from which we will have already paid offering expenses in connection our offering. We have not established any limit on the amount of proceeds from our offering that may be used to fund distributions, except that, in accordance with our organizational documents and Maryland law, we may not make distributions that would: (1) cause us to be unable to pay our debts as they become due in the usual course of business; (2) cause our total assets to be less than the sum of our total liabilities plus senior liquidation preferences, if any; or (3) jeopardize our ability to qualify as a REIT.
If we fund distributions from the proceeds of our offering, we will have less funds available for acquiring properties or other real estate-related investments. As a result, the return you realize on your investment may be reduced. Funding distributions from borrowings could restrict the amount we can borrow for investments, which may affect our profitability. Funding distributions with the sale of assets or the proceeds of our offering may affect our ability to generate cash flows. Funding distributions from the sale of additional securities could dilute your interest in us if we sell shares of our common stock or securities convertible or exercisable into shares of our common stock to third-party investors. Payment of distributions from the mentioned sources could restrict our ability to generate sufficient cash flows from operations, affect our profitability or affect the distributions payable to you upon a liquidity event, any or all of which may have an adverse effect on your investment.
Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.
We did not sell any equity securities that were not registered under the Securities Act during the three months ended March 31, 2013.
On September 2, 2010, we commenced our IPO on a "reasonable best efforts" basis of up to 150.0 million shares of common stock at a price of $10.00 per share, subject to certain volume and other discounts, pursuant to the Registration Statement filed with the SEC under the Securities Act. The Registration Statement also covers up to 25.0 million shares available pursuant to a DRIP under which our common stockholders may elect to have their distributions reinvested in additional shares of our common stock at the greater of $9.50 per share or 95% of the estimated value of a share of common stock. As of March 31, 2013, we had 28.4 million shares of common stock outstanding, including unvested restricted shares, converted shares of convertible preferred stock and shares issued under the DRIP. As of March 31, 2013, we had received common stock proceeds of $260.8 million from the sale of 26.4 million shares of common stock, including DRIP and net of redemptions.

The following table reflects the offering costs associated with the issuance of common stock.

Three Months Ended
(In thousands)	March 31, 2013
Selling commissions and dealer manager fees	$7,160
Other offering costs	1,157
Total offering costs	$8,317
The Dealer Manager reallowed the selling commissions and a portion of the dealer manager fees to participating broker-dealers. The following table details the selling commissions incurred and reallowed related to the sale of shares of common stock.

Three Months Ended
(In thousands)	March 31, 2013
Total commissions incurred from the Dealer Manager	$7,160
Less:
Commissions to participating brokers	(4,370)
Reallowance to participating broker dealers	(654)
Net to the Dealer Manager	$2,136
As of March 31, 2013, we have incurred $34.0 million of cumulative offering costs in connection with the issuance and distribution of common stock. Offering proceeds of $260.8 million exceeded cumulative offering costs by $226.8 million at March 31, 2013.
The Advisor elected to cap cumulative offering costs incurred by the Company, net of unpaid amounts, to 15% of gross offering proceeds during the offering period. Cumulative offering costs net of unpaid amounts, were less than the 15% threshold as of March 31, 2013. Cumulative offering costs include $24.2 million incurred from our Dealer Manager for dealer manager fees and commissions and $3.5 million from our Advisor, net of the Advisor's reimbursement related to the 15% cap on total offering costs.
We expect to use substantially all of the net proceeds from our IPO to primarily acquire high quality, income-producing commercial real estate in the New York metropolitan area, and, in particular, properties located in New York City, with a focus on office and retail properties. We may also originate or acquire first mortgage loans secured by real estate.  As of March 31, 2013, we have used the net proceeds from our IPO, secured debt financing and revolving credit facility to purchase 17 properties with an aggregate purchase price of $462.7 million.
The following table reflects the cumulative number of shares repurchased as of December 31, 2012 and as of and for the three months ended March 31, 2013:

	Number of Requests	Number of Shares Repurchased	Average Price per Share
Cumulative repurchase requests as of December 31, 2012	11	84,199	$9.56
Three months ended March 31, 2013	7	62,791	9.35
Cumulative repurchase requests as of March 31, 2013 (1)	18	146,990	$9.47
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(1)	Includes six unfulfilled repurchase requests consisting of 58,488 shares at an average price per share of $9.30, which were approved for repurchase as of March 31, 2013 and completed in April 2013.
Item 3. Defaults Upon Senior Securities.
None.
Item 4. Mine Safety Disclosures.
Not applicable.
Item 5. Other Information.
None.

Item 6. Exhibits.
The exhibits listed on the Exhibit Index (following the signatures section of this report) are included, or incorporated by reference, in this Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.
By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch
Chief Executive Officer, Chairman of the Board of Directors (Principal Executive Officer)

By:	/s/ Brian S. Block
Brian S. Block
Executive Vice President, Chief Financial Officer (Principal Financial Officer)

Date: May 10, 2013

EXHIBIT INDEX

The following exhibits are included, or incorporated by reference, in this Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 (and are numbered in accordance with Item 601 of Regulation S-K).

Exhibit No.	Description
10.51 *	Sale-Purchase Agreement, dated January 10, 2013, by and among 18th Street Owner LLC and ARC NY21618001, LLC
10.52 *	First Amendment to Sale-Purchase Agreement, dated March 13, 2013, by and among 18th Street Owner LLC and ARC NY21618001, LLC
31.1 *	Certification of the Principal Executive Officer of the Company pursuant to Securities Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2 *	Certification of the Principal Financial Officer of the Company pursuant to Securities Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32 *
Written statements of the Principal Executive Officer and Principal Financial Officer of the Company pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101 *
XBRL (eXtensible Business Reporting Language). The following materials from American Realty Capital New York Recovery REIT, Inc.'s Quarterly Report on Form 10-Q for the three months ended March 31, 2013, formatted in XBRL: (i) the Consolidated Balance Sheets, (ii) the Consolidated Statements of Operations and Comprehensive Loss, (iii) the Consolidated Statement of Changes in Equity, (iv) the Consolidated Statements of Cash Flows and (v) the Notes to the Consolidated Financial Statements. As provided in Rule 406T of Regulation S-T, this information in furnished and not filed for purpose of Sections 11 and 12 of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934

_____________________
* Filed herewith